UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AMEREN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS AND PROXY STATEMENT OF

AMEREN CORPORATION

Time and Date:	9:00 A.M. Tuesday May 2, 2006
Place:	The Saint Louis Art Museum Forest Park One Fine Arts Drive St. Louis, Missouri (Free parking will be available)

IMPORTANT

If you plan to attend the annual meeting of shareholders, please advise the Company in your proxy vote (by telephone or the Internet or by checking the appropriate box on the proxy card) and bring the Admission Ticket on the bottom of your proxy card. Persons without tickets will be admitted to the meeting upon verification of their shareholdings in the Company. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 6, 2006, the record date for voting. Please note that cameras and other recording devices will not be allowed in the meeting.

Please vote by proxy (via telephone or the Internet or the enclosed proxy card) even if you own only a few shares. If you attend the meeting and want to change your proxy vote, you can do so by voting in person at the meeting.

AMEREN CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

    AMEREN CORPORATION

We will hold the Annual Meeting of Shareholders of Ameren Corporation at The Saint Louis Art Museum, Forest Park, One Fine Arts Drive, St. Louis, Missouri, on Tuesday, May 2, 2006, at 9:00 A.M., for the purposes of

(1)	electing 11 Directors of the Company for terms ending at the 2007 annual meeting of shareholders;

(2)	approving the adoption of the 2006 Omnibus Incentive Compensation Plan;

(3)	ratifying the appointment of independent auditors for the fiscal year ending December 31, 2006;

(4)	considering a shareholder proposal requesting an evaluation of a 20-year extension of the Callaway Nuclear Plant operating license, if presented at the meeting; and

(5)	acting on other proper business presented to the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

If you owned shares of the Company’s Common Stock at the close of business on March 6, 2006, you are entitled to vote at the meeting and at any adjournment thereof. All shareholders are requested to be present at the meeting in person or by proxy so that a quorum may be assured.

You may vote via telephone or the Internet or, if you prefer, you may sign and return the enclosed proxy card in the enclosed envelope. Your prompt vote by proxy will reduce expenses. Instructions for voting by telephone or the Internet are included with this mailing. If you attend the meeting, you may revoke your proxy by voting in person.

By order of the Board of Directors.

STEVEN R. SULLIVAN

Secretary

St. Louis, Missouri

March 15, 2006

i

PROXY STATEMENT OF AMEREN CORPORATION

(First sent or given to shareholders on or about March 15, 2006)

Principal Executive Offices:

One Ameren Plaza

1901 Chouteau Avenue, St. Louis, MO 63103

INFORMATION ABOUT THE ANNUAL SHAREHOLDERS MEETING

This solicitation of proxies is made by the Board of Directors of Ameren Corporation (the “Company” or “Ameren”) for the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 2, 2006 (the “Annual Meeting”), and at any adjournment thereof. The Annual Meeting will be held at The Saint Louis Art Museum, Forest Park, One Fine Arts Drive, St. Louis, Missouri, at 9:00 A.M. Central Time.

The Company is a holding company, the principal first tier subsidiaries of which are Union Electric Company, doing business as AmerenUE (“UE”), Central Illinois Public Service Company, doing business as AmerenCIPS (“CIPS”), CILCORP Inc. (“CILCORP”), Illinois Power Company, doing business as AmerenIP (“IP”), Ameren Services Company (“Ameren Services”), Ameren Energy Resources Company (“AER”) and Ameren Energy, Inc. (“AE”). CILCORP is the parent company of Central Illinois Light Company, doing business as AmerenCILCO (“CILCO”). AER is the parent company of Ameren Energy Generating Company (“AEG”).

VOTING

Who Can Vote

The accompanying proxy card represents all shares registered in the name(s) shown thereon, including shares in the Company’s dividend reinvestment and stock purchase plan (DRPlus Plan). Participants in the Savings Investment Plans of Ameren and its subsidiaries (401(k) Plans) and the Ameren Corporation Long-Term Incentive Plan of 1998 will receive separate proxies for shares in such plans.

Only shareholders of the Company’s Common Stock of record at the close of business on the Record Date, March 6, 2006, are entitled to vote at the Annual Meeting. In order to conduct the Annual Meeting, holders of more than one-half of the outstanding shares entitled to vote must be present in person or represented by proxy so that there is a quorum. A quorum consists of a majority of the outstanding shares entitled to vote, present or represented by proxy. The voting securities of the Company on March 6, 2006, consisted of 204,881,293 shares of Common Stock. Each share of Common Stock is entitled to one vote. It is important that you vote promptly so that your shares are counted toward the quorum.

In determining whether a quorum is present at the Annual Meeting, shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter, shall be deemed to be represented at the meeting for quorum purposes. Shares as to which voting instructions are given as to at least one of the matters to be voted on shall also be deemed to be so represented. If the proxy states how shares will be voted in the absence of instructions by the shareholder, such shares shall be deemed to be represented at the meeting.

In all matters, including the election of directors, every decision of a majority of the shares entitled to vote on the subject matter and represented in person or by proxy at the meeting at which a quorum is present shall be valid as an act of the shareholders. In tabulating the number of votes on such matters (i) shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter shall be deemed to be represented at the meeting as to such matter, (ii) except as provided in (iii) below, shares represented by a proxy as to which voting instructions are not given as to one or more matters to be voted on shall not be deemed to be represented at the meeting for the purpose of the vote as to such matter or matters, and (iii) a proxy which states how shares will be voted in the absence of instructions by the shareholder as to any matter shall be deemed to give voting instructions as to such matter. Shareholder votes are certified by independent inspectors of election.

The Board of Directors has adopted a confidential voting policy for proxies. This policy does not prohibit disclosure where it is required by applicable law.

How You Can Vote

By Proxy.    Before the Annual Meeting, you can give a proxy to vote your shares of the Company’s Common Stock in one of the following ways:

-	by calling the toll-free telephone number;

-	by using the Internet (http://www.ameren.com); or

-	by completing and signing the enclosed proxy card and mailing it in time to be received before the Annual Meeting.

The telephone and Internet voting procedures are designed to confirm your identity and to allow you to give your voting instructions. If you wish to vote by telephone or the Internet, please follow the instructions on your proxy card. Additional instructions will be provided on the telephone message and website. Please have your proxy card at hand when voting.

If you mail us your properly completed and signed proxy card, or vote by telephone or the Internet, your shares of the Company’s Common Stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted as recommended by the Board – FOR the Board’s nominees for director Item (1), FOR approving the 2006 Omnibus Incentive Compensation Plan Item (2), FOR ratifying the appointment of the independent auditors Item (3), AGAINST the shareholder proposal Item (4), and in the discretion of the named proxies upon such other matters as may properly come before the meeting.

If you hold any shares in the Savings Investment Plans of Ameren and its subsidiaries, your completed proxy card or telephone or Internet proxy vote will serve as voting instructions to the plan trustee. However, your voting instructions must be received at least five days prior to the Annual Meeting in order to count. In accordance with the terms of the plans, the trustee will vote all of the shares held in the plans in the same proportion as the actual proxy votes submitted by plan participants.

If you have shares registered in the name of a bank, broker, or other registered owner or nominee, you should receive instructions from that registered owner about how to instruct them to vote those shares.

In Person.    You may come to the Annual Meeting and cast your vote there. Only shareholders of record at the close of business on the Record Date, March 6, 2006, are entitled to vote at the Annual Meeting.

How You Can Revoke Your Proxy

You may revoke your proxy at any time after you give it and before it is voted by entering a new vote by telephone or the Internet or by delivering either a written revocation or a signed proxy bearing a later date to the Secretary of the Company or by voting in person at the Annual Meeting. To revoke a proxy by telephone or the Internet, you must do so by 11:59 P.M. Central Time on April 30, 2006 (following the directions on the proxy card). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

OTHER ANNUAL MEETING MATTERS

How You Can Obtain Materials For the Annual Meeting

This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about March 15, 2006. In the same package with this proxy material, you should have received a copy of the Company’s 2005 Summary Annual Report to Shareholders and its Annual Report to the Securities and Exchange Commission (the “SEC”) on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”), including consolidated financial statements. When you receive this package, if all of these materials are not included, please contact us and a copy of any missing material will be sent at no expense to you.

You may reach us:

-	by mail addressed to

Office of the Secretary

Ameren Corporation

P.O. Box 66149, Mail Code 1370

St. Louis, MO 63166-6149

-	by calling toll free 1-800-255-2237 (or in the St. Louis area 314-554-3502).

How You Can Review the List of Shareholders

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and, for 10 days prior to the Annual Meeting, at the Office of the Secretary of the Company.

Webcast of the Annual Meeting

The Annual Meeting will also be webcast on May 2, 2006. You are invited to visit http://www.ameren.com at 9:00 A.M. on May 2, 2006, to hear the webcast of the Annual Meeting. On the home page, you will click on “Live Webcast Annual Meeting May 2, 2006, 9:00 A.M. CT,” then the appropriate audio link. The webcast will remain on the Company’s website for one year. You cannot record your vote on this webcast.

ITEMS YOU MAY VOTE ON

Item (1):    Election of Directors

Eleven directors are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified. In the absence of instructions to the contrary, executed proxies will be voted in favor of the election of the persons listed below. In the event that any nominee for election as director should become unavailable to serve, votes will be cast, pursuant to the enclosed proxy card, for such substitute nominee or nominees as may be nominated by the Nominating and Corporate Governance Committee of the Board of Directors and approved by the Board of Directors. The Company’s Board of Directors is currently comprised of 11 members. A vacancy on the Board was created by the death of Paul L. Miller, Jr. in July 2005. The Board of Directors has decided not to fill the vacancy created by Mr. Miller’s death at this time. The Board of Directors knows of no reason why any nominee will not be able to serve as director. The 11 nominees for director who receive the vote of at least a majority of the shares entitled to vote in the election of directors and represented in person or by proxy at the meeting at which a quorum is present will be elected. Shareholders may not cumulate votes in the election of directors. In the event any nominee for re-election fails to obtain the required majority vote, such nominee will tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee of the Board of Directors. The Nominating and Corporate Governance Committee will evaluate the best interests of the Company and its shareholders and will recommend to the Board the action to be taken with respect to any such tendered resignation.

Information Concerning Nominees to the Board of Directors

The nominees for the Board of Directors of the Company are listed below, along with their age as of December 31, 2005, tenure as director and business background for at least the last five years. Each nominee has consented to being nominated for director and has agreed to serve if elected. No arrangement or understanding exists between any nominee and the Company or, to the Company’s knowledge, any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. All of the nominees are currently directors of the Company and have been previously elected by the Company’s shareholders at prior annual meetings. There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer except that Charles W. Mueller is the father of Michael G. Mueller, who is an executive officer of certain Company subsidiaries. See “Corporate Governance – Certain Relationships and Related Transactions” below for further information on this family relationship and certain other reportable family relationships with employees of the Company who are not executive officers. All of the nominees for election to the Board were unanimously recommended by the Nominating and Corporate Governance Committee of the Board of Directors and were unanimously nominated by the Board of Directors.

SUSAN S. ELLIOTT

Chairman and Co-Chief Executive Officer of Systems Service Enterprises,
Inc., a privately held information technology firm. Ms. Elliott founded Systems
Service Enterprises, Inc. in 1966. Director of the Company since 2003.
Ms. Elliott is a past Chairman of the Federal Reserve Bank of St. Louis. Other
directorships: Angelica Corporation.

Age: 68.

GAYLE P. W. JACKSON, Ph.D.

President of Energy Global, Inc., a consulting firm which specializes in corporate development, diversification and government relations strategies for energy companies. From 2002 to 2004, Dr. Jackson served as Managing Director of FE Clean Energy Group, a global private equity management firm that invests in energy companies and projects in Central and Eastern Europe, Latin America and Asia. From 1985 to 2001, Dr. Jackson was President of a consulting firm that advised energy companies on corporate development and diversification strategies and national and international governmental institutions on energy policy. From 1985 to 1995, she was Chief of Staff of the Coal Industry Advisory Board, which was established by the Paris-based International Energy Agency to obtain expert advice from industry executives on strategies for reducing dependence on oil. From 1978 to 1985, she held corporate planning, business development and international sales and marketing positions at Peabody Holding Company, Inc. Dr. Jackson is a past Deputy Chairman of the Federal Reserve Bank of St. Louis. Director of the Company since February 2005. Other directorships: Atlas Pipeline Partners, L.P.

Age: 59.

JAMES C. JOHNSON

Vice President, Corporate Secretary and Assistant General Counsel of The Boeing Company, an aerospace and defense firm. Mr. Johnson joined The Boeing Company in May 1998 and has served in his current position since December 2003. Prior to joining The Boeing Company, Mr. Johnson served as Vice President, Secretary and Assistant General Counsel of Northrop Grumman Corporation from 1988 to 1998.

Age: 53.

RICHARD A. LIDDY

Retired Chairman of GenAmerica Financial Corporation, which provides life, pension, annuity and related insurance products and services. Mr. Liddy served as Chairman of the Board of GenAmerica Financial from September 2000 to April 2002. He also served as Chairman of the Board of Reinsurance Group of America from May 1993 to April 2002. Mr. Liddy was President of GenAmerica Financial from May 1988 to September 2000 and Chief Executive Officer of General American Life Insurance Company from May 1992 to September 2000. In January 2000, while Mr. Liddy served as President of GenAmerica Financial Corporation, GenAmerica sold its mutual holding company to Metropolitan Life Insurance Company. At the request of the Missouri State Insurance Department, a receiver was appointed in order to oversee the equitable distribution of proceeds to policyholders. Director of the Company since 1997. Director of CILCORP, an Ameren subsidiary. Other directorships: Brown Shoe Company, Inc.; Ralcorp Holdings Inc.; Energizer Holdings, Inc.

Age: 70.

GORDON R. LOHMAN

Retired Chairman and Chief Executive Officer of AMSTED Industries Incorporated, Chicago, Illinois, a manufacturer of railroad, construction, and general industrial products. Mr. Lohman was elected President of AMSTED Industries in 1988 and became Chief Executive Officer in 1990 and Chairman in 1997. He retired in 1999. Director of the Company since 1997. Other directorships: Acco Brands Corporation; Fortune Brands, Inc.

Age: 71.

RICHARD A. LUMPKIN

Chairman of Consolidated Communications Holdings, Inc., a telecommunications holding company. Mr. Lumpkin assumed his present position as Chairman of Consolidated Communications Holdings, Inc. upon completion of a corporate reorganization in July 2005 as part of an initial public offering. Prior to the reorganization, Mr. Lumpkin had served as Chairman of Consolidated Communications, Inc., since January 1, 2003 upon the acquisition of the former Illinois Consolidated Telephone Company from McLeodUSA Incorporated. Prior to the acquisition, Mr. Lumpkin had served as President of Illinois Consolidated Telephone Company since 1977 and also Chairman and Chief Executive Officer since 1990. As a result of a September 1997 merger, he also had served as Vice Chairman of McLeodUSA Incorporated until April 2002. In order to complete a recapitalization, McLeodUSA Incorporated filed, in January 2002, a pre-negotiated plan of reorganization through a Chapter 11 bankruptcy petition filed in the United States Bankruptcy Court for the District of Delaware. In April 2002, McLeodUSA Incorporated’s plan of reorganization became effective and it emerged from Chapter 11 protection. Director of the Company since 1997. Other directorships: Consolidated Communications Holdings, Inc.; First Mid-Illinois Bancshares, Inc.; First Mid-Illinois Bank & Trust, N.A.

Age: 70.

CHARLES W. MUELLER

Retired Chairman and Chief Executive Officer of the Company, UE and Ameren Services and retired Chairman of CILCORP and CILCO. Mr. Mueller began his career with UE in 1961 as an engineer and held various positions with UE and other Ameren subsidiaries during his employment. He was elected President of UE in 1993 and Chief Executive Officer in 1994. Mr. Mueller was elected Chairman, Chief Executive Officer and President of Ameren upon its formation in 1997. He relinquished his position as President of Ameren, UE and Ameren Services in 2001. He was elected Chairman of CILCORP and CILCO in January 2003. Mr. Mueller retired as an officer of Ameren and its subsidiaries on December 31, 2003. Director of the Company since 1997. Mr. Mueller is a past Chairman and former director of the Federal Reserve Bank of St. Louis. Other directorships: Angelica Corporation.

Age: 67.

DOUGLAS R. OBERHELMAN

Group President of Caterpillar Inc., a maker of construction and mining equipment, diesel and natural gas engines and industrial gas turbines.
Mr. Oberhelman joined Caterpillar in 1975. He held a variety of positions, including senior finance representative based in South America for Caterpillar
Americas Co. and region finance manager and district manager for Caterpillar’s
North American Commercial Division, before his appointment as managing director and vice general manager of strategic planning at Shin Caterpillar
Mitsubishi Ltd. (Tokyo) in 1991. He was elected a Vice President in 1995 when he served as Caterpillar’s Chief Financial Officer. In 1998, he accepted leadership of Caterpillar’s Engine Products Division. Mr. Oberhelman was
elected a Group President in 2001 with responsibility for Caterpillar’s corporate financial, audit and compliance, and legal divisions. Additionally, his responsibilities include the world wide operations, sales and marketing for
Caterpillar’s diesel engine and power systems businesses. Director of the
Company since 2003. Other directorships: South Side Bank (in Peoria, Illinois).

Age: 52.

GARY L. RAINWATER

Chairman, Chief Executive Officer and President of the Company, UE, CILCORP and Ameren Services and Chairman and Chief Executive Officer of CIPS, CILCO and IP. Mr. Rainwater began his career with UE in 1979 as an engineer and has held various positions with UE and other Ameren subsidiaries during his employment. He was elected President and Chief Operating Officer of the Company, UE and Ameren Services in 2001. Effective January 1, 2004, Mr. Rainwater was elected to serve as Chairman and Chief Executive Officer of the Company, UE and Ameren Services in addition to his position as President. At that time, he was also elected Chairman of CILCORP and CILCO in addition to his position as Chief Executive Officer and President of those companies which he assumed in 2003. In September 2004, upon Ameren’s acquisition of IP, Mr. Rainwater was elected Chairman, Chief Executive Officer and President of IP. He currently holds the position of Chairman and Chief Executive Officer of CIPS, CILCO and IP after relinquishing his position as President in October 2004. Director of the Company since 2003. Director of the following Ameren subsidiaries: CILCORP; CILCO; UE; CIPS; AEG; IP.

Age: 59.

HARVEY SALIGMAN

Partner of Cynwyd Investments, a family real estate partnership. Mr. Saligman has been a partner of Cynwyd Investments since 1996. He also served in various executive capacities in the consumer products industry for more than 35 years. Director of the Company since 1997.

Age: 67.

PATRICK T. STOKES

President and Chief Executive Officer of Anheuser-Busch Companies, Inc., a holding company, and Chairman and Chief Executive Officer of Anheuser-Busch, Incorporated, a producer and distributor of beer. Mr. Stokes has been affiliated with Anheuser-Busch since 1969, was elected President of Anheuser-Busch, Incorporated in 1990, and has served in his current positions since 2002. From 2000 to 2002, he served as Senior Executive Vice President of Anheuser-Busch Companies, Inc. Director of the Company since December 2004. Other directorships: Anheuser-Busch Companies, Inc.; U.S. Bancorp.

Age: 63.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE DIRECTOR NOMINEES.

Board Structure, Director Compensation and Corporate Governance

Board Structure

Board and Committee Meetings and Annual Meeting Attendance – During 2005, the Board of Directors met seven times. All directors attended or participated in 75 percent or more of the aggregate number of meetings of the Board and the Board Committees of which they were members.

The Company has adopted a policy to encourage Board members to attend the annual meeting of shareholders. At the 2005 annual meeting, all of the then incumbent directors were in attendance.

Age Policy – Directors who attain age 72 prior to the date of an annual meeting cannot be designated as a nominee for election at that annual meeting. In addition, the eligibility of former employees, except for an employee who has been elected Chief Executive Officer of Ameren, UE or CIPS, is limited to the date upon which they retire, resign or otherwise sever active employment with the respective company.

Board Committees – The Board of Directors has a standing Audit Committee, Executive Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight Committee, and Public Policy Committee, the members of which are identified below. The Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee are comprised entirely of non-management directors, each of whom the Board of Directors has determined to be “independent” as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002, the New York Stock Exchange (“NYSE”) listing standards and the Company’s Policy Regarding Nominations of Directors.

Audit Committee

Members:	Douglas R. Oberhelman, Chairman	Richard A. Liddy
	Susan S. Elliott	Richard A. Lumpkin

The general functions of the Audit Committee include: (1) reviewing with management the design and effectiveness of the Company’s system of financial reporting internal controls; (2) reviewing the scope and results of the annual audit and other services performed by the independent auditors; (3) reviewing and discussing with management and the independent auditors the Company’s annual audited financial statements and the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and recommending to the Board the inclusion of such financial statements in the Company’s Annual Report on SEC Form 10-K (see “Audit Committee Report” below); (4) reviewing and discussing with management and the independent auditors the Company’s quarterly financial statements and the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and authorizing the inclusion of such financial statements in the Company’s Quarterly Reports on SEC Form 10-Q; (5) reviewing with management and the independent auditors the Company’s earnings press releases; (6) appointing, compensating, overseeing and evaluating the independent auditors and pre-approving fees related to audit and other services they perform; (7) reviewing the scope of audits and the annual budget of the Company’s internal auditors; (8) reviewing the appointment of the Company’s internal audit manager, or approving the retention of any third party provider of internal audit services; (9) reviewing the performance of the Company’s internal audit function and ensuring that the Company maintains an internal audit function; and (10) taking other actions as required by the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. The Audit Committee has established a system to enable employees to communicate directly with the members of the Committee about deficiencies in the Company’s accounting, internal controls and financial reporting practices. The Audit Committee held 12 meetings in 2005. The Board of Directors has determined that each of the members of the Audit Committee is qualified to serve on the Audit Committee in accordance with the criteria specified in rules issued by the SEC and the NYSE. The Board of Directors has determined that Douglas R. Oberhelman qualifies as an “audit committee financial expert” as that term is defined by SEC rules.

Human Resources Committee

Members:	Richard A. Liddy, Chairman	Harvey Saligman
	Gordon R. Lohman	Patrick T. Stokes
Richard A. Lumpkin

The general functions of the Human Resources Committee include: (1) reviewing and approving corporate goals and objectives relevant to compensation of Chief Executive Officers and Presidents of the Company and its subsidiaries, evaluating performance and compensation of these officers in light of such goals and objectives and establishing compensation levels for these officers; (2) overseeing the evaluation of other executive officers of the Company and its subsidiaries and approving the general compensation program and salary structure of such executive officers; (3) administering and approving awards under the Company’s incentive compensation plan; (4) reviewing and approving any executive employment agreements, severance agreements, change in control agreements and determining policy with respect to Internal Revenue Code Section 162(m); and (5) acting on important policy matters affecting Company personnel. The Human Resources Committee held six meetings in 2005. See the “Ameren Corporation Human Resources Committee Report on Executive Compensation” below.

Nominating and Corporate Governance Committee

Members:	Gordon R. Lohman, Chairman	Harvey Saligman
	James C. Johnson	Patrick T. Stokes

The Nominating and Corporate Governance Committee is responsible for the nomination of directors and the Company’s corporate governance practices. More specifically, the Committee is responsible for: (1) adopting policies and procedures for identifying and evaluating director nominees, including nominees recommended by shareholders; (2) identifying and evaluating individuals qualified to become Board members, considering director candidates recommended by shareholders and recommending that the Board select the director nominees for the next annual meeting of shareholders; (3) reviewing the Board’s policy for director compensation and benefits; (4) establishing a process by which shareholders will be able to communicate with members of the Board; and (5) developing and recommending to the Board corporate governance guidelines applicable to the Company. The Nominating and Corporate Governance Committee also has oversight responsibilities with respect to the Company’s code of business conduct (referred to as its Corporate Compliance Policy) and its Code of Ethics for Principal Executive and Senior Financial Officers. See “Corporate Governance” below. The Nominating and Corporate Governance Committee held five meetings in 2005.

The Nominating and Corporate Governance Committee will consider director nominations from shareholders in accordance with the Company’s Policy Regarding Nominations of Directors, a copy of which is attached hereto as Appendix A. Briefly, the Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company who provide the required information and certifications within the time requirements, as set forth in the Policy Regarding Nominations of Directors. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees. The Company paid a third-party search firm a fee to identify or evaluate or assist in identifying or evaluating potential director nominees.

In considering a potential nominee for the Board, shareholders should note that in selecting candidates, the Nominating and Corporate Governance Committee endeavors to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who display the independence to effectively represent the best interests of all shareholders. Candidates are selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process and under no circumstances will the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

The Nominating and Corporate Governance Committee considers the following qualifications at a minimum in recommending to the Board potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	compliance with legal and regulatory requirements;

•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and

•	independence; a majority of the Board shall consist of independent directors, as defined by the Company’s Policy Regarding Nominations of Directors. See “Corporate Governance – Director Independence” below.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating and Corporate Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules.

The Board adopted changes to the Company’s Policy Regarding Nominations of Directors in August 2005 to require all directors standing for re-election to agree that in the event any director fails to obtain the required majority vote at an annual meeting of shareholders, such director shall tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee and recommendation to the Company’s Board.

Public Policy Committee

Members:	Charles W. Mueller, Chairman	James C. Johnson
	Gayle P.W. Jackson	Douglas R. Oberhelman

The Public Policy Committee, formerly the Contributions Committee, held four meetings in 2005. The Public Policy Committee is responsible for reviewing and overseeing the Company’s policies, practices and performance with respect to corporate citizenship and public affairs considerations affecting the Company’s relationship and reputation with its key constituents. It also makes policies and recommendations with respect to charitable and other contributions.

Executive Committee

Members:	Richard A. Liddy	Douglas R. Oberhelman
	Gordon R. Lohman	Gary L. Rainwater
	Charles W. Mueller	Harvey Saligman

The Executive Committee has such duties as may be delegated to it from time to time by the Board and has authority to act on most matters concerning management of the Company’s business during intervals between Board meetings. The Executive Committee held three meetings in 2005.

Nuclear Oversight Committee

Members:	Charles W. Mueller, Chairman	Gayle P.W. Jackson
Susan S. Elliott

The Nuclear Oversight Committee provides Board-level oversight of the Company’s nuclear power facility as well as long-term plans and strategies of Ameren’s nuclear power program and makes appropriate reports to the Board. The Nuclear Oversight Committee held four meetings in 2005.

Executive Sessions of Non-management Directors – The non-management directors meet privately in executive sessions to consider such matters as they deem appropriate, without management being present, as a routinely scheduled agenda item for every Board meeting. An executive session including only independent directors as defined by the NYSE listing standards is held at least once a year. During 2005, all non-management directors were independent, except Charles W. Mueller. Gordon R. Lohman served as Lead Director presiding at such executive sessions during 2005 from the time of his appointment on April 26, 2005. The Lead Director’s duties include convening and chairing meetings of the non-management directors in executive session; convening and chairing meetings of the independent directors in executive session; presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management directors and independent directors; regularly polling the non-management directors for advice on agenda items for meetings of the Board; serving as a liaison between the Chairman and Chief Executive Officer and the non-management directors; collaborating with the Chairman and Chief Executive Officer in developing the agenda for meetings of the Board and approving such agendas; approving information that is sent to the Board; collaborating with the Chairman and Chief Executive Officer and the chairpersons of the standing committees in developing and managing the schedule of meetings of the Board and approving such schedules; collaborating with the Chairman and Chief Executive Officer in developing the budget of the Board; and if requested by major shareholders, ensuring that he is available for consultation and direct communication.

Director Compensation

Fees and Stock Awards – In 2005, the compensation for each director who is not an employee of the Company consisted of the following:

•	A base cash annual retainer of $20,000 payable in 12 equal installments.

•	An award of 1,000 shares of the Company’s Common Stock provided annually to all directors on or about January 1. An award of 1,000 shares of the Company’s Common Stock is also provided to new directors upon initial election to the Company’s Board.

•	A fee of $1,500 for each Board meeting attended.

•	A fee of $1,000 for each Board Committee meeting attended.

•	An additional annual cash retainer of $10,000 for the Lead Director and for the chairpersons of the Human Resources Committee, the Nominating and Corporate Governance Committee, the Nuclear Oversight Committee, and the Public Policy Committee.

•	An additional annual cash retainer of $15,000 for the chairperson of the Audit Committee and an additional $5,000 annual cash retainer for each Audit Committee member.

•	Reimbursement of customary and usual travel expenses.

Directors who are employees of the Company do not receive compensation for their services as a director.

The following table sets forth the compensation paid to non-management directors for fiscal year 2005, other than reimbursement for travel expenses.

Director	Annual Board/ Committee Retainer ($)	Board Meeting Fees ($)	Committee Meeting Fees ($)	All Other Compensation ($)(1)		Total ($)	Stock Awards (in shares)(2)
S. S. Elliott	23,340	10,500	16,000	-		49,840	1,000
G. P.W. Jackson	16,670	9,000	5,000	-		30,670	1,000
J. C. Johnson	13,336	9,000	7,000	-		29,336	1,000
R. A. Liddy	31,680	10,500	19,000	22,927		84,107	1,000
G. R. Lohman	36,672	10,500	13,000	100,747		160,919	1,000
R. A. Lumpkin	25,000	9,000	15,000	37,962		86,962	1,000
C. W. Mueller	35,006	10,500	11,000	12,850	(3)	69,356	1,000
D. R. Oberhelman	31,680	10,500	16,000	4,663		62,843	1,000
H. Saligman	25,000	10,500	14,000	71,758		121,258	1,000
P. T. Stokes	20,000	9,000	5,000	1,150		35,150	1,000

(1)	Consists of earnings on deferred compensation (see “Deferred Compensation Plan Participation” below) and for Mr. Mueller, the provision of office space and secretarial services at the Company’s headquarters. (See footnote 3 below.) A dash (-) indicates that the individual did not participate in the deferred compensation plan in 2005.
(2)	The shares of the Company’s Common Stock were granted to Directors Elliott, Liddy, Lohman, Lumpkin, Mueller, Oberhelman, Saligman and Stokes on January 6, 2005, to Director Jackson on March 1, 2005 and to Director Johnson on May 16, 2005. The prices at which such shares were acquired for the directors was $49.70 per share on January 6, 2005, $51.03 per share on March 1, 2005 and $52.69 per share on May 16, 2005.
(3)	Amount represents the estimated value of office space ($7,850) and secretarial services ($5,000) at the Company’s headquarters provided to Director Mueller during 2005.

Deferred Compensation Plan Participation – An optional deferred compensation plan available to directors permits non-management directors to defer all or part of their annual cash retainers and meeting fees. The minimum amount that can be deferred in any calendar year is $3,500. Deferred amounts, plus an interest factor, are used to provide payout distributions following completion of Board service and certain death benefits. Deferred amounts earn interest at 150 percent of the average Mergent’s Seasoned AAA Corporate Bond Yield Index (“Mergent’s Index,” formerly called Moody’s Index) until the participant director retires or dies. After the participant director retires or dies, the deferred amounts earn interest at the average Mergent’s Index rate. For 2005, the average Mergent’s Index rate was 5.63 percent, 150 percent of which was 8.46 percent. A participant director may choose to receive the deferred amounts at retirement in a lump sum payment or in installments over five, ten or fifteen years. Costs of the deferred compensation plan are expected to be recovered through the purchase of life insurance on the participants, with the Company being the owner and beneficiary of the insurance policies. Directors Liddy, Lohman, Lumpkin, Oberhelman, Saligman and Stokes deferred amounts under the plan in 2005. In the event a participating director resigns from the Board of Directors prior to becoming eligible for retirement and after the occurrence of a change in control (as defined in such plan), the balance in such director’s deferral account, including interest payable at 150 percent of the average Mergent’s Index, shall be distributed in a lump sum to the director within 30 days after the date the director resigns.

Stock Ownership Guideline – In August 2004, the Company’s Board of Directors adopted a stock ownership guideline applicable to all of its directors. Under this guideline, for directors within five years of its adoption or within five years after initial election to the Board, all directors are highly encouraged to own Company Common Stock equal in value to at least three times their base cash annual retainer and to hold such amount of stock throughout their directorships.

Corporate Governance

Corporate Governance Guidelines and Policies, Committee Charters and Codes of Conduct – The Board of Directors has adopted Corporate Governance Guidelines, a Policy Regarding Nominations of Directors, a Shareholder Communications Policy and written charters for its Audit Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight Committee, and Public Policy Committee. The Board of Directors also has adopted the Company’s code of business conduct (referred to as its Corporate Compliance Policy) applicable to all of the Company’s directors, officers and employees and the Company’s Code of Ethics for Principal Executive and Senior Financial Officers. These documents and other items relating to the governance of the Company, including the Company’s corporate strategic planning process and the Board’s involvement in such process, can be found on the Company’s website at http://www.ameren.com. These documents are also available in print free of charge to any shareholder who requests them from the Office of the Company’s Secretary.

Director Independence – The Board of Directors has determined, after careful review, that all director nominees, except Charles W. Mueller and Gary L. Rainwater, are independent as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002, the NYSE listing standards and the Company’s Policy Regarding Nominations of Directors.

Under the Company’s Policy Regarding Nominations of Directors, an “independent director” is one who:

•	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

•	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

•	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

•	has not received and no member of his or her immediate family has received more than $100,000 per year in direct compensation from the Company in any capacity other than as a director or as a pension for prior service during the past three years;

•	is not and no member of his or her immediate family is currently a partner of a firm that is the Company’s internal or external auditor; is not a current employee of the Company’s internal or external auditor; does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practices; and for the past three years has not, and no member of his or her immediate family has been (and no longer is) a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•	is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has, been part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

•	is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or 2 percent of such other company’s consolidated revenues during any of the past three years;

•	is free of any relationships with the Company that may impair, or appear to impair his or her ability to make independent judgments; and

•	is not and no member of his or her immediate family is employed by or serves as a director, officer or trustee of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or 2 percent of such charitable organization’s total annual receipts.

For purposes of determining a “material relationship,” the following standards are utilized:

•	Any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

•	The aggregate amount of such payments must not exceed 2 percent of the Company’s consolidated gross revenues; provided, however, there may be excluded from this 2 percent standard payments arising from (a) competitive bids which determined the rates or charges for the services and (b) transactions involving services at rates or charges fixed by law or governmental authority.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5 percent equity interest.

Certain Relationships and Related Transactions – During 2005, subsidiaries of Ameren were parties to certain business transactions with institutions related to directors and nominees. These transactions, which were principally related to the supply of regulated public utility energy services and non-regulated energy services, were done in the ordinary course of business, with terms and conditions the same or substantially the same as those prevailing for comparable transactions with non-affiliated persons. The Board of Directors has determined that these business transactions do not cause a material relationship to exist between the Company and a director or nominee as defined by the NYSE listing standards and the Company’s Policy Regarding Nominations of Directors.

Only Douglas R. Oberhelman had a business relationship with the Company in 2005 that is required to be reported. Mr. Oberhelman is an executive officer of Caterpillar Inc. which purchases regulated public utility energy services and non-regulated energy services from certain of the Company’s subsidiaries (primarily CILCO, Ameren Energy Marketing Company, IP and UE) and sells and leases equipment to and provides maintenance and training services for some of the Ameren subsidiaries. During 2005, revenues from energy sales by Ameren subsidiaries to Caterpillar aggregated approximately $46.8 million excluding revenues from the supply of regulated public utility services and revenues based on competitive bid transactions. Payments made during 2005 by Ameren subsidiaries to Caterpillar for the purchase or lease of equipment aggregated approximately $146,000, for the repurchase of energy aggregated approximately $80,000 and for maintenance and training services aggregated approximately $1.3 million. These transactions, many of which are for multiple year terms, were entered into in the ordinary course of business on an arms length basis. The total of all payments made by the Company’s subsidiaries to Caterpillar and payments received by the Company’s subsidiaries from Caterpillar during 2005 (including payments related to the supply of regulated public utility services and payments related to competitive bid transactions) did not exceed 2 percent of Caterpillar’s 2005 consolidated revenues of approximately $36.339 billion. In addition, the total of all payments made by Ameren subsidiaries to Caterpillar during 2005 was less than 2 percent of Ameren’s 2005 consolidated revenues of approximately $6.78 billion. Caterpillar and Ameren transactions also did not exceed these 2 percent thresholds during 2003 and 2004.

In addition to the above business relationships, certain of the Company’s directors and executive officers had reportable family relationships in 2005. Charles W. Mueller is the father of Michael G. Mueller, President of the Company’s wholly-owned indirect subsidiary, Ameren Energy Fuels and Services Company and a Vice President of Ameren Services, for which he received in 2005 aggregate salary, bonus and other compensation of $345,818 and a restricted stock award of 1,640 shares of Ameren Common Stock, valued at $83,984 based on the closing market price of $51.21 per share on February 11, 2005, the date the restricted stock was awarded. See Footnotes 4 and 5 to the “Summary Compensation Table” under “Executive Compensation” below for information regarding restricted stock awards and other compensation, respectively. Another son of Mr. Mueller, Charles R. Mueller, is employed by IP as a supervising engineer, for which he received aggregate salary, bonus and other compensation of $137,825 for 2005. A sister of Gary L. Rainwater, Patricia A. Fuller, is employed by Ameren Services as a health and welfare consultant in its Human Resources Function, for which she received aggregate salary, bonus and other compensation of $104,436 for 2005. Wendy C. Brumitt, a daughter of Thomas R. Voss, Executive Vice President and Chief Operating Officer of the Company and an executive officer of various Company subsidiaries, is employed by UE as an engineer at its Callaway nuclear plant, for which she received aggregate salary, bonus and other compensation of $85,469 for 2005. Gary L. Weisenborn, a brother of Dennis W. Weisenborn, a Vice President of various Company subsidiaries, is employed by UE as a superintendent for which he received aggregate salary, bonus and other compensation of $132,870 for 2005. Diana L. Weisenborn, the wife of Gary L. Weisenborn and sister-in-law of Dennis W. Weisenborn, is employed by Ameren Services as an executive secretary, for which she received aggregate salary, bonus and other compensation of $68,095 for 2005. Jennifer Curtis, a daughter of Craig D. Nelson, a Vice President of various Company subsidiaries, is employed by CILCO as a supervisor for customer accounts, for which she received aggregate salary, bonus and other compensation of $75,866 for 2005. Susan M. Prebil, wife of William J. Prebil, a Vice President of various Company subsidiaries, was employed by CILCO as a settlement specialist during a portion of 2005 for which she received salary and other compensation of $4,056. In 2005, Mrs. Prebil terminated her 28 year employment with CILCO pursuant to a voluntary separation program and in that connection received aggregate compensation of $103,644. David E. Boll, a brother-in-law of Robert F. Neff, a Vice President of Ameren Energy Fuels and Services Company, is employed by Ameren Services as a managing supervisor of mechanical engineering for which he received aggregate salary, bonus and other compensation of $111,401 for 2005. Ricky W. Rogers, a brother-in-law of Timothy E. Herrmann, a Vice President of UE as of January 1, 2006, is employed by UE as substation traveling operator for which he received aggregate salary, bonus and other compensation of $80,715 for 2005.

Shareholder Communications with Directors – The non-management directors of the Board of Directors have adopted a policy for shareholders to send communications to the Board. Shareholders who desire to communicate with the Company’s directors or a particular director may write to: Ameren

Corporation Board of Directors, c/o Manager of Investor Relations, 1901 Chouteau Avenue, Mail Code 202, St. Louis, Missouri 63103. Communications received from shareholders to the Board of Directors will be reviewed by the Manager of Investor Relations and if they are relevant to, and consistent with, the Company’s operations and policies that are approved by all non-management members of the Board, they will be forwarded to the Lead Director or applicable Board member or members as expeditiously as reasonably practicable.

Annual Assessment of Board, Board Committee and Individual Director Performance – The Board reviews its own performance, structure and processes in order to assess how effectively it is functioning. This assessment is implemented and administered by the Nominating and Corporate Governance Committee through an annual Board self-evaluation survey. The views of individual directors are collected by the Secretary of the Company and the Chairman of the Nominating and Corporate Governance Committee and summarized for consideration by the full Board. In addition, each of the Audit Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight Committee, and Public Policy Committee of the Board conduct an annual self evaluation of its performance. Individual directors are also asked annually to assess each other’s performance through a director peer assessment.

Item (2):     Approval of the 2006 Omnibus Incentive Compensation Plan

The Board is requesting that shareholders vote in favor of adopting the Ameren Corporation 2006 Omnibus Incentive Compensation Plan (the “Plan”), which was approved by the Board of Directors on February 10, 2006, subject to shareholder approval. The Plan has been established to replace, on a prospective basis, the Ameren Corporation Long-Term Incentive Plan of 1998 (the “Prior Plan”) which was previously approved by shareholders and expires on April 1, 2008. If the Plan is approved by shareholders, no new grants will be made from the Prior Plan. Any awards previously granted under the Prior Plan shall continue to vest and/or be exercisable in accordance with their original terms and conditions.

The proposed Plan is intended to develop employees’ sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage members of the Company’s Board of Directors to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. In order to build a stable and experienced management team, the Company seeks to maintain and strengthen these individuals’ desire to remain with the Company as well as to attract able individuals to become employees or serve as directors. As with the Prior Plan, the ultimate goal of the Plan is to encourage those individuals who are and will be responsible for the Company’s future growth and continued success to have a greater personal financial investment in the Company through ownership of its Common Stock.

This Plan retains many of the features of the Prior Plan plus provides new features that will allow greater flexibility, such as performance units denominated in dollars, restricted stock units, cash-based awards and other stock-based awards. As with the Prior Plan, all awards for employees can only be made pursuant to the authority of the Human Resources Committee (the “Committee”) of the Board and with respect to non-management directors, all awards can only be made pursuant to the authority of the Board.

Key features of the Plan are described below, but are qualified in their entirety by reference to the full text of the Plan attached as Appendix B to this proxy statement:

•

The maximum number of shares that may be granted under the Plan totals 4,000,000 shares (which includes shares not granted or subject to awards under the Prior Plan as of May 2, 2006 and any shares subject to outstanding awards under the Prior Plan as of May 2, 2006 that on or after such date cease for any reason to be subject to such awards, but subject to adjustment upon the occurrence of various corporate events as described in the Plan), all of which may be issued pursuant to incentive stock options (ISOs);

•	Any shares related to awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of shares, or are exchanged with the Committee’s permission, prior to the issuance of shares, for awards not involving shares, shall be available again for grant under the Plan;

•	Awards may include stock options (including ISOs and nonqualified stock options (NQSOs), stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, cash-based awards and other stock-based awards;

•	Shares issued pursuant to “Full Value Awards” (awards other than stock options or stock appreciation rights which are settled by the issuance of shares, e.g. restricted stock, restricted stock units, performance shares, performance units if settled with stock, or other stock-based awards) shall reduce the Plan’s share authorization at a rate of 1 to 1, while shares pursuant to stock option or stock appreciation rights shall reduce the Plan’s share authorization at a rate of .47 to 1;

•	The exercise price of options and the grant price of stock appreciation rights must be at least equal to 100 percent of the fair market value of the shares as determined on the date of the grant;

•	The maximum term of options and stock appreciation rights is 10 years;

•	The Plan does not allow reloads, repricing, stock options issued at a discount to fair market value, or nonqualified stock options or stock appreciation rights to be transferred by a participant for consideration;

•	The Board of Directors believes that the shares available under the Plan represent a reasonable amount of equity dilution, as the shares available to be granted under the Plan would represent approximately 2 percent of diluted common shares outstanding as of February 1, 2006;

•	Unless and until the Committee determines that an award to a “covered employee” is not designed to qualify as “Performance-Based Compensation,” annual award limits set forth in the Plan are as follows:

Award(s)	Annual Limit
Stock Options	2,000,000 shares
Stock Appreciation Rights	2,000,000 shares
Restricted Stock or Restricted Stock Units	300,000 shares
Performance Units or Performance Shares	Value of 300,000 shares or 300,000 shares
Cash-Based Awards	$5 million
Other Stock-Based Awards	300,000 shares

•	The performance goals upon which the payment or vesting of an award that is intended to qualify as Performance-Based Compensation is limited to certain Performance Measures as described below and in the Plan:

-	Net earnings or net income (before or after taxes);

-	Earnings per share;

-	Net sales or revenue growth;

-	Net operating profit;

-	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);

-	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

-	Earnings before or after taxes, interest, depreciation, and/or amortization;

-	Gross or operating margins;

-	Gross revenue;

-	Productivity ratios;

-	Share price (including, but not limited to, growth measures);

-	Expense targets;

-	Margins;

-	Operating efficiency;

-	Capacity utilization;

-	Increase in customer base;

-	Environmental health and safety;

-	Diversity;

-	Quality;

-	Customer satisfaction;

-	Working capital targets;

-	Economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

-	Net debt;

-	Corporate governance;

-	Total shareholder return;

-	Dividend; and

-	Bond rating.

The Committee will determine whether the performance targets or goals that have been chosen for a particular performance award have been met and may provide in an award that any evaluation of performance may include or exclude any of the following that are objectively determinable and that occur during the performance period to which the award is subject: asset write-downs, litigation, claim judgments, or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reporting results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion of financial condition and results of operations appearing in the Company’s annual report to shareholders or Annual Report on Form 10-K for the applicable year; acquisitions or divestitures; and foreign exchange gains and losses.

Awards that are designed to qualify as performance-based compensation may not be adjusted upward. However, the Committee has the discretion to adjust these awards downward. In addition, the

Committee has the discretion to make awards that do not qualify as performance-based compensation. Generally, awards may be paid in the form of cash, shares of common stock, or in any combination, as determined by the Committee.

Performance awards granted by the Committee under the Plan are intended to qualify for the “performance based compensation” exception from the $1 million cap on deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Because the Company has retained the discretion to change specific performance targets, shareholder re-approval of the Plan will be required in the future under regulations issued pursuant to Section 162(m) of the Code, currently every five years. Thus, absent additional shareholder approval, no performance award may be granted under the Plan subsequent to the Company’s annual meeting of shareholders in 2011.

Administration

The Plan will be administered by the Committee. The Committee shall have full and exclusive discretionary authority, subject to the provisions of the Plan, to establish rules and regulations necessary for the proper administration of the Plan. All actions taken and all interpretations and determinations made by the Committee shall be final and binding.

Eligibility

Employees and non-management directors of the Company or any of its subsidiaries or affiliates are eligible to receive awards under the Plan. From time to time, the Committee (or as to non-management directors, the Board) will determine who will be granted awards, the number of shares subject to such grants and all other terms of awards.

While all employees are eligible to receive awards under the Plan, the Committee currently expects that approximately 180 employees will initially participate in the Plan. The Board currently expects that all non-management directors, of which there will be 10 if all such nominees are elected, will also initially participate in the Plan.

As described above under “Board Structure, Director Compensation and Corporate Governance – Director Compensation – Fees and Stock Awards,” each non-management director is currently awarded on an annual basis 1,000 shares of the Company’s Common Stock and, upon a non-management director’s initial election to the Board, 1,000 shares of the Company’s Common Stock. The Board expects that these awards will be continued under the Plan, and any change would be determined by the Board of Directors in the future. In addition, as described below under “Initial Awards under Plan to Named Executive Officers,” the Board has awarded, subject to shareholder approval, certain long-term incentive compensation awards under the Plan to the Named Executive Officers described below, in lieu of awards under the Prior Plan for the period commencing January 1, 2006.

Change of Control

Awards under the Plan are expected to be generally subject to special provisions upon the occurrence of a “change of control” as defined in the Change of Control Plan (as defined below “Arrangements With Named Executive Officers – Change of Control Severance Plan”) (in certain cases whether or not the employee has a qualifying termination of employment). The Committee, depending upon market practice, may provide in awards made under the Plan that if a “change of control” occurs (1) all outstanding stock options, and other awards under which the participant may have rights, the exercise of which is restricted or limited, may become fully exercisable, (2) all restrictions or limitations, including risks of forfeiture and deferrals, on restricted stock or other awards subject to restrictions or limitations under the Plan may lapse and (3) all performance goals applicable to performance awards, and any other conditions to payment of any awards under which payment is subject to conditions may be deemed to be achieved or fulfilled and may be waived by the Company.

Upon a “change of control” which occurs on or before December 31, 2008 in which the Company ceases to exist or is no longer publicly trading on the NYSE or the NASDAQ Stock Market, all of the initial performance share unit awards granted under the Plan, subject to shareholder approval, as described below under “Initial Awards Under Plan to Named Executive Officers” (the “target number”), together with dividends accrued thereon, shall be converted to nonqualified deferred compensation in an initial amount equal to the value of one share of the Company’s Common Stock multiplied by the sum of the target number plus dividends accrued thereon, computed as provided in the award agreement. Interest on the nonqualified deferred compensation shall accrue based on the prime rate, computed as provided in the award agreement. If the participant remains employed with the Company or its successor until December 31, 2008, the nonqualified deferred compensation, plus interest will be paid to the participant as a lump sum on such date. If the participant remains employed with the Company or its successor until his death or disability which occurs before December 31, 2008, the participant or his designee will immediately receive the nonqualified deferred compensation, plus interest, upon such death or disability. If the participant is involuntarily terminated (which includes a voluntary termination for Good Reason (as defined in the Change of Control Plan) (collectively, a “qualifying termination”)) before December 31, 2008, the participant will immediately receive the nonqualified deferred compensation, plus interest upon such termination. If the participant terminates employment before December 31, 2008 other than as described in the two immediately preceding sentences, the nonqualified deferred compensation, plus interest is forfeited. Upon such a “change of control” that occurs after December 31, 2008, the participant will receive an immediate distribution of cash equal to the value of one share of the Company’s Common Stock multiplied by the number of earned performance share units, computed as provided in the award agreement.

With respect to the initial performance share unit awards, if there is a “change of control” but the Company continues in existence and remains a publicly traded company on the NYSE or the NASDAQ Stock Market, the performance share units will pay out upon the earliest to occur of the following: (i) January 1, 2011, (ii) the participant’s death, (iii) if the participant becomes disabled or retires during the performance period, January 1, 2009, (iv) if the participant becomes disabled or retires after the performance period, upon the participant’s disability or retirement, respectively, (v) if the participant experiences a qualifying termination during the two-year period following the “change of control” and the termination occurs prior to January 1, 2009, all of the performance share units the participant would have earned if such participant remained employed until December 31, 2008 will vest on such date and such vested performance share units will be paid in shares of the Company’s Common Stock as soon as practicable thereafter, and (vi) if the participant experiences a qualifying termination during the two-year period following the “change of control” but the termination occurs after December 31, 2008, the participant will receive an immediate distribution of the earned shares of the Company’s Common Stock.

Federal Income Tax Consequences

The following discussion summarizes certain material federal income tax consequences of the issuance and receipt of awards under the Plan under the law as in effect on the date of this proxy statement. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local, or non-U.S. taxes.

Incentive Stock Options (ISO)

An employee generally realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the employee. With some exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee equal to the value of the shares at the time of exercise less the exercise price. The same amount is deductible by the Company as compensation, provided that the Company reports the income to the employee. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the employee exercises an ISO and satisfies the holding period requirements, the Company may not deduct any amount in connection with the ISO. If a sale or disposition of shares acquired with the ISO occurs after the holding period, the employee will recognize long-term capital gain or loss at the time of sale equal to the difference between proceeds realized and the exercise price paid.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NQSO. ISOs are also treated as NQSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Non-Qualified Stock Options (NQSO)

An optionee generally has no taxable income at the time of grant of an NQSO but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of shares acquired upon exercise over the exercise price. The same amount is deductible by the Company as compensation, provided that, in the case of an employee option, the Company reports the income to the employee. Upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

Stock Appreciation Rights (SARS)

Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. If a participant receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the participant at the time it is received. If a participant receives the appreciation inherent in the SARs in shares, the spread between the then current market value and the base price will be taxed as ordinary income to the participant at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the settlement of an SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Restricted Stock

The recipient of restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). However, the recipient may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award (less the purchase price, if any, paid for such shares), determined without regard to the restrictions. If a Section 83(b) election is made, the capital gains/loss holding period for such shares commences on the date of the award. Any further change in the value of the shares will be taxed as a capital gain or loss only if and when the shares are disposed of by the recipient. If the recipient does not make a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the recipient and will be taxable in the year the restrictions lapse, and the capital gains/loss holding period for such shares will also commence on such date. Except as described under “Other Tax Matters”

below, the Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the recipient.

Restricted Stock Units

No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the market price of unrestricted shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid, if any, by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Cash Awards

Cash awards are taxable income to the recipient for federal income tax purposes at the time of payment. The recipient will have compensation income equal to the amount of cash paid, and except as described under “Other Tax Matters” below, the Company will have a corresponding deduction for federal income tax purposes.

Performance Awards

A participant who receives a performance award will not recognize any taxable income for federal income tax purposes upon receipt of the award. Any shares received pursuant to the settlement of the award will be treated as compensation income received by the employee generally in the year in which the employee receives such shares. Upon selling the shares, the recipient will recognize a capital gain or loss in an amount equal to the difference between the sale price of the shares and the recipient’s tax basis of the shares. The Company generally will be entitled to a deduction for compensation paid in the same amount that is treated as compensation income to the recipient.

Other Tax Matters

The exercise by a participant of a stock option, the lapse of restrictions on restricted stock, or the deemed achievement or fulfillment of performance awards following the occurrence of a change of control, in certain circumstances, may result in (i) a 20 percent federal excise tax (in addition to federal income tax) to the participant on certain payments of shares resulting from such exercise or deemed achievement or fulfillment of performance awards or, in the case of restricted stock, on all or a portion of the fair market value of the shares on the date the restrictions lapse and (ii) the unavailability of a compensation deduction which would otherwise be allowable to the Company as explained above. Except for stock options and performance awards that meet the requirements of the Plan and are based on the performance measures described therein, the Company may not be eligible for a compensation deduction which would otherwise be allowable for compensation paid to any employee if, as of the close of the tax year, the employee is the chief executive officer of the Company or is among the four other highest compensated officers for that tax year for whom compensation is required to be reported to shareholders under the Securities Exchange Act of 1934, as amended, to the extent the total compensation paid to such employee exceeds $1,000,000.

Initial Awards Under Plan to Named Executive Officers

On February 10, 2006, the Committee recommended and the Company’s Board of Directors approved the issuance pursuant to the Plan of performance share units to the Named Executive Officers as defined below (see “Security Ownership – Security Ownership of Management”) as follows, subject to shareholder approval of the Plan: W. L. Baxter, 17,755; C. D. Naslund, 7,600; G. L. Rainwater, 55,928; S. R. Sullivan, 13,494; and T. R. Voss, 15,624. Each performance share unit represents the right to receive a share of the Company’s Common Stock assuming certain performance criteria are achieved. The actual number of performance share units earned will vary from 0 percent to 200 percent of the target number of performance share units granted to each Named Executive Officer identified above, based on the Company’s three-year total shareholder return (“TSR”) relative to a utility peer group and continued employment during the three-year period. Once earned, performance share units continue to rise and fall in value with the Company’s Common Stock price for two years, at which time the performance share units are paid in the Company’s Common Stock. Dividends on performance share units will accrue and be reinvested into additional performance share units throughout the three-year performance share period. Dividends will be paid on a current basis during the two-year holdback period. Because these performance share units will be earned only if performance goals over performance periods are attained, the amounts, if any, that will be payable to the Named Executive Officers pursuant to the performance share unit awards described above are not determinable at this time.

Additional Information

Upon approval by the Company’s shareholders, the Plan will be effective on May 2, 2006 and will terminate on May 2, 2016, unless terminated earlier by the Board of Directors. The Board may amend the Plan as it deems advisable, except that it may not amend the Plan without shareholder approval where the absence of such approval would cause the Plan to fail to comply with any requirement of applicable law or regulation. Employees who will participate in the Plan in the future and the amounts of their allotments are to be determined by the Committee subject to any restrictions outlined in the Plan.

The Company expects that stock options and performance awards under the Plan will qualify as performance-based compensation that is exempt from the $1,000,000 annual deduction limit (for federal income tax purposes) of compensation paid by public corporations to each of the corporation’s chief executive officer and four other most highly compensated executive officers in each fiscal year, which limit is imposed by Section 162(m). Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

The closing price per share on the NYSE of the Company’s Common Stock on February 1, 2006 was $51.21. The Company intends to register the shares issuable under the Plan under the Securities Act of 1933, as amended, after it receives shareholder approval.

The Board believes it is in the best long-term interests of both shareholders and employees of the Company to maintain a progressive stock-based incentive program in order to attract and retain the services of outstanding directors and personnel and to encourage such directors and personnel to have a greater financial investment in the Company. Although the success of the Company over the past eight years cannot be attributed solely to the adoption of the Prior Plan, the Board firmly believes it contributed to the Company’s success.

Passage of the proposal requires the affirmative vote of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the meeting at which a quorum is present.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMEREN CORPORATION 2006 OMNIBUS INCENTIVE COMPENSATION PLAN.

Item (3):    Ratification of the Appointment of Independent Auditors for the Fiscal Year Ending December 31, 2006

The Company is asking its shareholders to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditors for the fiscal year ending December 31, 2006. PwC was appointed by the Audit Committee.

Although ratification by the shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the shareholders. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider this factor when making any determination regarding PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Passage of the proposal requires the affirmative vote of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the meeting at which a quorum is present.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING DECEMBER 31, 2006.

Item (4):    Shareholder Proposal Requesting an Evaluation of a 20-Year Extension of the Callaway Nuclear Plant Operating License

Proponents of the shareholder proposal described below notified the Company of their intention to attend the Annual Meeting to present the proposal for consideration and action. The names and addresses of the proponents and the number of shares they hold will be furnished by the Secretary of the Company upon receipt of any telephonic or written request for such information.

WHEREAS:

The Nuclear Regulatory Commission (NRC) issues 40-year operating licenses for commercial nuclear power plants, and allows these licenses to be renewed for an additional 20 years.

A nuclear power plant licensee seeking to renew its original license must submit an application to the NRC that:

•	Identifies any reactor system, structure and component that could be affected by the adverse consequences of additional aging during the proposed 20-year extended period of operation;

•	Analyzes the environmental, health and safety effects of extended reactor operation.

Some licensees have already received 20-year extensions of their original 40-year licenses. A licensee is allowed to apply to renew its license within the 20 years prior to the license expiration. Because Ameren’s Callaway Plant in Missouri began operating in December 1984, its operating license is due to expire in 2024. Ameren is therefore allowed to apply to renew its license within the current twenty years.

RESOLVED:

Shareholders request that Ameren prepare a report, at reasonable cost, omitting confidential information, and available within six months of the 2006 annual meeting, that discloses the company’s evaluation (pros and cons) of applying for a twenty-year extension of Callaway’s current 40-year operating license.

SUPPORTING STATEMENT

We believe there are concerns about extending the operating life of the Callaway nuclear power plant beyond the 40-year duration for which the plant was originally designed, including:

– A 2005 National Academy of Sciences report presents new information that even low doses of ionizing radiation may cause adverse genetic and other health effects. (“Health Risks from Exposure to Low Levels of Ionizing Radiation,” BEIR VII – Phase 2);

– Due to the retirement of experienced employees and the industry-wide shortage of trained replacement employees, working conditions at nuclear power plants may become increasingly dangerous. Recruitment may continue to be difficult because of more widespread recognition of radiation hazards;

– Geologic, economic, transportation and security concerns about the proposed Yucca Mountain, Nevada, high-level radioactive waste disposal facility have made the ultimate disposal of Callaway’s irradiated fuel rods uncertain. Political and capacity concerns at the Barnwell, South Carolina, low-level radioactive waste facility also make the disposition of Callaway’s low-level waste uncertain;

– Planned and accidental releases of radioactive waste from Callaway to the Missouri River and the atmosphere during an additional 20 years may impact upon the health of downstream and downwind residents;

– In addition to the costs of operating and maintaining nuclear power plants, utilities are faced with the expense of replacing many components and retrofitting others as the plants age. For example, after only 20 years, Ameren had to replace massive, expensive steam generators that were supposed to have lasted for the plant’s entire 40-year licensed operation. Such expenditures could add substantially to the cost of generating electricity.

Ameren remains morally responsible and financially liable for Callaway into the indefinite future. We believe this report is essential for Ameren’s realistic and responsible, economic and ethical planning and for its accountability to its shareholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM (4).

The Board is of the opinion that the concerns about extending the operating license for the Callaway Plant are premature, unnecessary and would increase expenses without commensurate increase in relevant information.

•	At this time, Ameren has not decided whether it will pursue renewal of the operating license for the Callaway Plant. The U.S. Nuclear Regulatory Commission (“NRC”) rules consider a license renewal application to be timely if submitted five years before the expiration of the plant license. Because the operating license for the Callaway Plant does not expire until 2024, an application in 2019 would be considered timely. Therefore, any evaluation at this juncture would simply be premature. At this time, Ameren is monitoring the developments in the nuclear industry in license renewal and will benefit from the evaluations and assessments performed by other utilities and the NRC.

•

The NRC has prepared a comprehensive Generic Environmental Impact Statement (“GEIS”) evaluating the impact of environmental effects that would be associated with license renewal at any nuclear power plant site. The GEIS evaluates whether extended operation of a nuclear power plant would have any impact on human health, and bases this evaluation on a linear no-threshold model that assumes risk at any level of exposure to radiation, consistent with the recommendations of the 2005 National Academy of Sciences Report. The GEIS also evaluates the disposal of high and low level radioactive waste, the release of plant effluents, and accident risk. Consequently, a generic evaluation of the proponent’s concerns already exists.

•	Numerous older plants have already applied for license renewal. The operators of those plants have not identified the need for any major plant refurbishment. Rather, aging of important systems, structures and components is addressed by ongoing maintenance and surveillance programs, and routine replacements of certain components over the life of the plant.

•	If Ameren were to apply for renewal of the operating license of the Callaway Plant, it would be required under the NRC’s rules to prepare an Integrated Plant Assessment demonstrating that the effects of aging will be adequately managed. Ameren would also be required to prepare a site-specific supplement to the GEIS which would include an evaluation of the potential impact on the environment if the Callaway Plant operates for another 20 years. The NRC would provide public notice of the application and provide an opportunity for hearing upon the request of any person whose interest might be affected. Therefore, if Ameren were to decide to pursue renewal of the Callaway Plant operating license in the future, the appropriateness of a renewal would be addressed in full and open regulatory proceedings.

Ameren’s Health and Safety Policy and Environmental Policy evidence the Company’s commitment to protecting its employees, the public and the environment. Ameren fulfills its commitment to safety and environmental compliance by maintaining a corporate culture that recognizes safety and environmental compliance and stewardship as measurable goals. Operating the Callaway Plant in a safe and environmentally sound manner is an important part of these policies. The Board of Directors established the Nuclear Oversight Committee to assist the Board in providing oversight of the Callaway Plant’s operations (including safety and environmental concerns) and advise the Board in developing and implementing long-term strategies and plans relating to the Callaway Plant. Ameren’s Safety and Health Policy and Environmental Policy, together with Board oversight and regulation by the NRC, will appropriately and adequately address the potential issues raised by this proposal. Accordingly, the Board of Directors unanimously recommends voting AGAINST ITEM 4.

Passage of the proposal requires the affirmative vote of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the meeting at which a quorum is present.

Item (5):     Other Matters

The Board of Directors does not know of any matter, other than the election of Directors, approval of the Ameren Corporation 2006 Omnibus Incentive Compensation Plan, ratification of the appointment of independent auditors, and the shareholder proposal set forth above, which may be presented to the meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

SECURITY OWNERSHIP

Security Ownership of More Than 5 Percent Shareholders – The following table contains information with respect to the ownership of Ameren Common Stock by each person known to the Company who is the beneficial owner of more than five percent of the outstanding Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock owned Beneficially at December 31, 2005		Percent of Common Stock (%)
Franklin Resources, Inc. Charles B. Johnson Rupert H. Johnson, Jr. Franklin Advisers, Inc. One Franklin Parkway San Mateo, California 94403-1906	10,993,575	(1)	5.4

Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	10,504,700	(2)	5.1

(1)	The number of shares owned as of December 31, 2005 according to Amendment No. 1 to Schedule 13G filed with the SEC on February 7, 2006. Franklin Resources, Inc. is a parent holding company, Charles B. Johnson and Rupert H. Johnson, Jr. are each a control person, and Franklin Advisers, Inc. is an investment adviser, all in accordance with SEC Rule 13d-1(b)(1)(ii). The shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect advisory subsidiaries, including subsidiaries of Franklin Resources, Inc. These adviser subsidiaries have been granted all investment and/or voting power over the shares. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10 percent of the outstanding common stock of Franklin Resources, Inc. and are the principal shareholders of Franklin Resources, Inc. According to the Schedule 13G filing, Franklin Resources, Inc., its principal shareholders and each of the adviser subsidiaries disclaim any economic interest or beneficial ownership in any of the shares. Schedule 13G reports that Franklin Advisers, Inc. and Fiduciary Trust Company International have sole power to vote or to direct the vote of 10,864,441 shares and 119,621 shares, respectively, and sole power to dispose or to direct the disposition of 10,864,441 shares and 129,134 shares, respectively.
(2)	The number of shares owned as of December 30, 2005 according to Amendment No. 7 to Schedule 13G filed with the SEC on February 10, 2006. Capital Research and Management Company is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. It is deemed to be the beneficial owner of the shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Security Ownership of Management – The following table sets forth certain information known to the Company with respect to beneficial ownership of Ameren Common Stock as of February 1, 2006 for (i) each director and nominee for director of the Company, (ii) the Company’s Chairman, Chief Executive Officer and President, and the four other most highly compensated executive officers of the Company (and/or its subsidiaries) who were serving as executive officers at the end of 2005, named in the Summary Compensation Table below (collectively, the “Named Executive Officers”), and (iii) all executive officers, directors and nominees for director as a group.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percent Owned(2)
Warner L. Baxter	33,522	*
Susan S. Elliott	3,158	*
Gayle P. W. Jackson	2,050	*
James C. Johnson	2,036	*
Richard A. Liddy	13,767	*
Gordon R. Lohman	6,716	*
Richard A. Lumpkin	9,722	*
Charles W. Mueller	62,699	*
Charles D. Naslund	16,732	*
Douglas R. Oberhelman	3,500	*
Gary L. Rainwater	79,535	*
Harvey Saligman	9,957	*
Patrick T. Stokes	3,099	*
Steven R. Sullivan	17,894	*
Thomas R. Voss	33,694	*

All directors, nominees for director and executive officers as a group (26 persons)	447,806	*

*	Less than one percent.

(1)	This column lists voting securities, including restricted stock held by current and former executive officers over which the individuals have voting power but no investment power. None of the named individuals held shares issuable within 60 days upon the exercise of stock options. Reported shares include those for which a director, nominee for director or executive officer has voting or investment power because of joint or fiduciary ownership of the shares or a relationship with the record owner, most commonly a spouse, even if such director, nominee for director or executive officer does not claim beneficial ownership.

(2)	For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 204,746,388 shares of Common Stock outstanding on February 1, 2006 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of February 1, 2006, including, but not limited to, upon the exercise of options.

The address of all persons listed above is c/o Ameren Corporation, 1901 Chouteau Avenue, St. Louis, Missouri 63103.

Stock Ownership Guideline for Officers – In October 2005, the Company’s Board of Directors adopted, effective January 1, 2006, a stock ownership guideline applicable to all of the officers of the Company and its subsidiaries. Under this guideline, within five years of its January 1, 2006 effective date or within five years after initial election as an officer, each officer is encouraged to own shares of the Company’s Common Stock valued as a percentage of base salary as follows: President and Chief Executive Officer (500 percent), Executive Vice President (400 percent), Senior Vice President (300 percent) and Vice President (200 percent). See “Director Compensation” under “Item 1: Election of Directors” above for a description of the stock ownership guideline applicable to the Company’s non-management directors.

Section 16(a) Beneficial Ownership Reporting Compliance – Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own more than 10 percent of the Company’s Common Stock to file reports of their ownership in the equity securities of the Company and its subsidiaries and of changes in that ownership with the SEC and the NYSE. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the filed reports and written representations that no other reports are required, each of the Company’s directors and executive officers complied with all such filing requirements during 2005. The Company does not have any greater than 10 percent shareholders.

EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this proxy statement, in whole or in part, the following Ameren Corporation Human Resources Committee Report on Executive Compensation and the Performance Graph on page 32 shall not be deemed to be incorporated by reference into any such filings.

Ameren Corporation Human Resources Committee Report on Executive Compensation

The philosophy of the Human Resources Committee of Ameren Corporation’s Board of Directors for compensation of the executive officers of Ameren Corporation and its subsidiaries (collectively referred to in this Report as “Ameren”) is to provide a competitive total compensation program that is based on the size-adjusted median of the range of compensation paid by similar utility industry companies, adjusted for Ameren’s short- and long-term performance and the individual’s performance. The adjustment for Ameren’s performance aligns the interest of management with that of shareholders to maximize shareholder value. Accordingly, the Human Resources Committee, which is comprised entirely of independent Directors, makes annual reviews of the compensation paid to the executive officers of Ameren in order to (i) support Ameren’s overall business strategy and objectives; (ii) attract and retain key executives; (iii) link compensation with business objectives and Ameren’s performance; and (iv) provide competitive compensation opportunities. The Human Resources Committee retains an executive compensation consultant who provides market information on executive compensation. The executive compensation consultant was engaged by and reports to the Human Resources Committee. In reviewing and approving compensation actions for Chief Executive Officer Rainwater and the other executive officers, the Human Resources Committee evaluated Ameren’s performance in 2005 versus financial and non-financial goals, as described in this Report. The Human Resources Committee’s compensation decisions with respect to the five highest paid officers of Ameren are subject to approval by Ameren Corporation’s Board of Directors. Following the annual reviews, the Human Resources Committee authorizes appropriate changes to the three basic variable components of the executive compensation program, which are:

•	Base salary,

•	A performance-based short-term incentive plan, and

•	A performance-based long-term incentive plan.

First, in evaluating and setting base salaries for executive officers, including the Chief Executive Officer of Ameren, the Human Resources Committee considers: individual responsibilities, including changes which may have occurred since the prior review; individual performance in fulfilling responsibilities, including the degree of competence and initiative exhibited; relative contribution to the results of operations; the effect of economic changes on salary structure; and comparisons with compensation paid by similar utility industry companies. The Human Resources Committee has not found it practicable to, and has not attempted to assign relative weights to the specific factors considered in determining the Chief Executive Officer’s and other executive officers’ compensation. During 2005, Mr. Gary L. Rainwater served as Chief Executive Officer of Ameren Corporation and its principal subsidiaries, Union Electric Company, Central Illinois Public Service Company, CILCORP Inc., Central Illinois Light Company and Illinois Power Company. The annual base salaries of all the officers listed in the Summary Compensation Table of this proxy statement were fixed for 2005 as disclosed in that Table.

The second component of the executive compensation program is a performance-based Executive Incentive Compensation Plan (the “Short-Term Incentive Plan”) established by the Ameren Corporation Board of Directors, which provides specific, direct relationships between corporate results and Short-Term Incentive Plan compensation. For 2005, Ameren consolidated year-end earnings per share (EPS) target levels were set by the Human Resources Committee. There were three EPS performance levels established for 2005. “Threshold” is the minimum EPS performance level that incentives or bonuses will be funded; “Target” is the goal or desired level of EPS performance; and “Maximum” is the highest level of incentive funding based on exceptional EPS performance. If EPS reaches at least the Threshold target level, the Human Resources Committee authorizes cash incentive payments with respect to the EPS performance level within prescribed ranges based on individual performance and degree of responsibility. If EPS fails to reach the Threshold target level, no payments are made. Under the Short-Term Incentive Plan for 2005, the incentive payment to the Chief Executive Officer of Ameren could have ranged from 0 to 127.5 percent of base salary. For 2005, the actual cash incentive payment to Chief Executive Officer Rainwater was 123.25 percent of base salary. This reflects a level of achievement exceeding the Target but short of the Maximum level in 2005 EPS. The Summary Compensation Table lists the Short-Term Incentive Plan cash bonus awards for 2005 (which were paid in 2006) for each executive listed.

The third component of the 2005 executive compensation program is the Long-Term Incentive Plan of 1998 (the “Long-Term Incentive Plan”), which also ties compensation to performance. The Long-Term Incentive Plan was approved by Ameren Corporation shareholders at its 1998 annual meeting and provides for the grant of options, restricted stock, performance awards, stock appreciation rights and other awards. The Human Resources Committee determines who participates in the Long-Term Incentive Plan and the number and types of awards to be made. It also sets the terms, conditions, performance requirements and limitations applicable to each award under the Long-Term Incentive Plan. Since 2001, awards have been exclusively in the form of restricted stock which has the potential to vest over a seven-year period from the date of grant (approximately one-seventh on each anniversary date) based upon the achievement of certain Ameren EPS performance levels (which correspond to the levels established for the Short-Term Incentive Plan) and prior to February 2006, upon the officer’s achievement of required stock ownership levels based on position and salary. There will be no annual vesting if the EPS performance does not reach a minimum level that is established annually over the seven-year vesting period. The vesting period is reduced from seven years to three years if Ameren’s EPS achieves a prescribed growth rate over the three-year period. In February 2006, the Human Resources Committee recommended and the Board of Directors approved the elimination of the stock ownership requirement as a condition to vesting in the restricted stock awards granted under the Long-Term Incentive Plan to facilitate the transition from that plan to the new 2006 Omnibus Incentive Compensation Plan currently proposed for shareholder approval. Executive officers cannot receive more than the original restricted stock grants plus dividend appreciation on shares granted under the Long-Term Incentive Plan.

In 2005, Chief Executive Officer Rainwater was granted a performance-based restricted stock award of 13,279 shares of Ameren Common Stock valued at $680,018 (85 percent of Chief Executive Officer Rainwater’s 2005 base salary) based on the closing market price of $51.21 per share on

February 11, 2005, the date the restricted stock was awarded. The Summary Compensation Table lists the restricted stock awards made during 2005 for each executive listed based on performance for 2004.

Chief Executive Officer Rainwater’s proposed compensation is presented, reviewed and analyzed in the context of all of the components of his total compensation over the course of at least two meetings, generally beginning with the last Human Resources Committee meeting of the year preceding any base salary adjustment and award under either the Short-Term Incentive Plan or the Long-Term Incentive Plan and ending with the first meeting of the Human Resources Committee of the year in which any such adjustment or award is made. In the interim, members of the Human Resources Committee have time to ask for additional information and to raise and discuss further questions.

In determining the 2005 compensation of Chief Executive Officer Rainwater, as well as compensation for the other executive officers, including salary, bonus, long-term incentive compensation, perquisites and other benefits, including potential payouts upon a change in control, the Human Resources Committee considered and applied the factors discussed above. Based upon its review of Ameren’s executive compensation program and the advice and guidance that the Human Resources Committee has received from its executive compensation consultant, the Human Resources Committee believes that the long-term incentive component of the Company’s executive compensation program was below the size-adjusted market median.

The Board of Directors, acting on the recommendation of the Human Resources Committee, unanimously approved a new incentive compensation plan with both short-term and long-term incentive components, subject to shareholder approval. This new plan, the 2006 Omnibus Incentive Compensation Plan, attached to this proxy statement as Appendix B and described in Item 2 of this proxy statement, will provide a basis for future equity compensation awards designed to be competitive with similar utility industry companies that are competitors for executive talent and to focus on both short- and long-term performance as measured by financial results and value creation for shareholders. Performance measures under the Plan are designed to support the Company’s business strategies. Beginning in 2006, the Human Resources Committee expects to make greater use of performance share units in delivering annual long-term awards. These awards also support the stock ownership guideline applicable to the Company’s officers. The ownership guideline for the Chief Executive Officer is five times annual base salary; other officers have stock ownership guidelines ranging from two to four times annual base salary.

Human Resources Committee:

Richard A. Liddy, Chairman

Gordon R. Lohman

Richard A. Lumpkin

Harry Saligman

Patrick T. Stokes

Human Resources Committee Interlocks and Insider Participation

The current members of the Human Resources Committee of the Board of Directors, Messrs. Liddy, Lohman, Lumpkin, Saligman and Stokes, were not at any time during 2005 or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure under applicable SEC rules. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Company’s Board of Directors or the Human Resources Committee during 2005.

Performance Graph

The following graph shows Ameren’s (NYSE ticker symbol AEE) cumulative total shareholder return during the five fiscal years ended December 31, 2005. The graph also shows the cumulative total returns of the S&P 500 Index and the Edison Electric Institute (“EEI”) Index. The comparison assumes $100 was invested on January 1, 2001 in Ameren Common Stock and in each of the indices shown and assumes that all of the dividends were reinvested.

(a)	Edison Electric Institute Index of 100 investor-owned electric utilities.

Note: Ameren management consistently cautions that the stock price performance shown in the graph above should not be considered indicative of potential future stock price performance.

	1/01/2001	01/01/2002	01/01/2003	01/01/2004	01/01/2005	01/01/2006
AMEREN	$100.00	97.12	101.32	118.91	136.89	146.83
S&P 500 INDEX	$100.00	88.13	68.65	88.36	97.96	102.79
EEI INDEX	$100.00	91.21	77.77	96.04	117.97	136.91

Compensation Tables

The following tables set forth compensation information for the Company’s Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries. No options were granted in fiscal year 2005 to any Named Executive Officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Annual Compensation			Long-Term Compensation Awards
		Salary ($)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Awards ($)(4)	Securities Underlying Options (#)	All Other Compensation ($)(5)
G. L. Rainwater	2005	800,000	986,000	-	680,018	-	70,085
Chairman, Chief	2004	650,000	507,000	-	552,512	-	52,885
Executive Officer	2003	500,000	397,500	-	374,987	-	44,861
and President, Ameren, CILCORP, UE and Ameren Services; Chairman and Chief Executive Officer, CIPS, CILCO and IP

W. L. Baxter	2005	470,000	408,900	-	352,478	-	19,389
Executive Vice	2004	420,000	273,000	-	315,019	-	19,310
President and	2003	340,834	287,340	-	191,984	-	18,525
Chief Financial Officer, Ameren, CIPS, UE, Ameren Services, AEG, CILCORP, CILCO and IP

T. R. Voss	2005	400,000	348,000	-	299,988	-	34,885
Executive Vice	2004	310,000	201,500	-	186,009	-	28,849
President and	2003	270,417	202,900	-	156,019	-	26,883
Chief Operating Officer, Ameren; Senior Vice President, UE, CIPS, Ameren Services, CILCORP, CILCO and IP

S. R. Sullivan	2005	350,000	304,500	-	210,012	-	23,085
Senior Vice	2004	290,000	150,800	-	174,007	-	18,723
President,	2003	254,771	155,760	-	98,198	-	18,466
General Counsel and Secretary, Ameren, CIPS, UE, Ameren Services, AER, AEG, AE, CILCORP, CILCO and IP

C. D. Naslund	2005	300,000	292,500	-	180,003	-	24,718
Senior Vice	2004	231,667	110,500	-	88,000	-	20,615
President and	2003	209,500	106,420	-	83,812	-	19,319
Chief Nuclear Officer, UE

(1)	Includes compensation received as an officer of Ameren and its subsidiaries.
(2)	Amounts for each fiscal year represent bonus compensation earned for that year payable in the subsequent year.
(3)	The amounts for the value of perquisites and other personal benefits are not disclosed in accordance with SEC rules because they do not exceed the lesser of $50,000 or 10% of any Named Executive Officer’s total annual salary and bonus.
(4)

This column is based on the closing market price of Ameren Common Stock on the date the restricted stock was awarded (for 2005, $51.21 per share on February 11, 2005; for 2004, $46.34 per share on February 13, 2004; and for 2003, $39.74 per share on February 14, 2003). The aggregate number of restricted shares of Ameren Common Stock held at December 31, 2005 and the value of such holdings, based on the number of restricted shares for which restrictions have not lapsed times the closing market price at December 30, 2005 ($51.24 per share), was 57,314 shares and $2,936,769 for Mr. Rainwater; 28,339 shares and $1,452,090 for Mr. Baxter; 16,646 shares and $852,941 for Mr. Voss; 17,247 shares and $883,736 for Mr. Sullivan; and 10,919 shares and $559,490 for Mr. Naslund. Restricted shares have the potential to vest

Footnotes to Summary Compensation Table (Cont.)

over a seven-year period from date of grant (approximately one-seventh on each anniversary date) based upon the achievement of certain Company EPS performance levels. The vesting period is reduced from seven years to three years if Ameren’s ongoing EPS achieve a prescribed growth rate over the three-year period. In February 2006, the Board of Directors approved the elimination of stock ownership requirements as a condition to vesting in restricted shares to facilitate the transition from the Long-Term Incentive Plan of 1998, pursuant to which the restricted shares were awarded, to the new 2006 Omnibus Incentive Compensation Plan currently proposed for shareholder approval. See “Items You May Vote On – Item (2): Approval of the 2006 Omnibus Incentive Compensation Plan” above. Upon the occurrence of a “change in control” as defined in the Long-Term Incentive Plan of 1998, all restrictions and vesting requirements with respect to the restricted stock terminate. Dividends paid on restricted shares are reinvested in additional shares of Ameren Common Stock, which vest concurrently with the restricted shares. The Named Executive Officers are entitled to voting privileges associated with the restricted shares to the extent the restricted shares have not been forfeited.
(5)	Amounts include the following matching contributions to the Company’s 401(k) plan, the dollar value of insurance premiums paid by the Company with respect to term life insurance and above-market earnings on deferred compensation. See “Arrangements With Named Executive Officers – Deferred Compensation Plans” below.

Name	Year	Matching 401(k) Plan Contributions($)	Executive Term Life Insurance Premiums($)	Above Market Earnings on Deferred Compensation($)
G. L. Rainwater	2005 2004 2003	9,600 9,851 9,047	14,842 11,122 7,792	45,643 31,912 28,022

W. L. Baxter	2005 2004 2003	8,422 10,480 9,619	2,109 1,688 1,285	8,858 7,142 7,621

T. R. Voss	2005 2004 2003	9,450 9,358 8,366	6,865 4,832 3,722	18,570 14,659 14,795

S. R. Sullivan	2005 2004 2003	7,379 6,808 7,406	1,796 1,355 1,031	13,910 10,560 10,029

C. D. Naslund	2005 2004 2003	9,506 9,381 8,484	3,209 2,103 1,827	12,003 9,131 9,008

AGGREGATED OPTION EXERCISES IN 2005

AND YEAR-END VALUES(1)

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Unexercised Options at Year End(#)		Value of In-the-Money Options at Year End($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
G. L. Rainwater	8,150	163,448	- 0 -	- 0 -	- 0 -	- 0 -

W. L. Baxter	3,525	72,897	- 0 -	- 0 -	- 0 -	- 0 -

T. R. Voss	16,300	337,084	- 0 -	- 0 -	- 0 -	- 0 -

S. R. Sullivan	3,525	70,606	- 0 -	- 0 -	- 0 -	- 0 -

C. D. Naslund	9,725	185,677	- 0 -	- 0 -	- 0 -	- 0 -

(1)	No options were granted by the Company in 2005.
(2)	None of the Named Executive Officers hold any options (exercisable or unexercisable) to purchase shares of the Company’s Common Stock.

Ameren Retirement Plan

Most salaried employees of Ameren and its subsidiaries earn benefits in the Cash Balance account under the Ameren Retirement Plan immediately upon employment. Benefits generally become vested after five years of service. On an annual basis a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s pensionable earnings for the year. Pensionable earnings include base pay, overtime and annual bonuses, which are equivalent to amounts shown as “Annual Compensation” in the Summary Compensation Table. The applicable percentage is based on the participant’s age as of December 31 of that year. If the participant was an employee prior to July 1, 1998, an additional transition credit percentage is credited to the participant’s account through 2007 (or an earlier date if the participant had less than 10 years of service on December 31, 1998).

Participant’s Age on December 31	Regular Credit for Pensionable Earnings*	Transition Credit Pensionable Earnings	Total Credits

Less than 30	3%	1%	4%

30 to 34	4%	1%	5%

35 to 39	4%	2%	6%

40 to 44	5%	3%	8%

45 to 49	6%	4.5%	10.5%

50 to 54	7%	4%	11%

55 and over	8%	3%	11%

*	An additional regular credit of 3% is received for pensionable earnings above the Social Security wage base.

These accounts also receive interest credits based on the average yield for one-year U.S. Treasury Bills for the previous October, plus one percent. The minimum interest credit is five percent. In addition, certain annuity benefits earned by participants under prior plans as of December 31, 1997 were converted to additional credit balances under the Ameren Retirement Plan as of January 1, 1998. Effective January 1, 2001, an Enhancement Account was added that provides a $500 additional credit at the end of each year. When a participant terminates employment, the amount credited to the participant’s account is converted to an annuity or paid to the participant in a lump sum. The participant can also choose to defer distribution, in which case the account balance is credited with interest at the applicable rate until the future date of distribution.

In certain cases pension benefits under the Retirement Plan are reduced to comply with maximum limitations imposed by the Internal Revenue Code. A Supplemental Retirement Plan is maintained by Ameren to provide for a supplemental benefit equal to the difference between the benefit that would have been paid if such Code limitations were not in effect and the reduced benefit payable as a result of such Code limitations. The Supplemental Retirement Plan is unfunded and is not a qualified plan under the Internal Revenue Code.

The following table shows the estimated annual retirement benefits, including supplemental benefits described in the preceding paragraph, which would be payable to each Named Executive Officer listed as a single life annuity if he were to retire at age 65. These estimates were derived on the basis of the following assumptions: base salary will increase by 6 percent per year and each Named Executive Officer will receive an annual bonus equal to his average bonus over the last five years. There is no offset under either the Retirement Plan or the Supplemental Retirement Plan for Social Security benefits or other offset amounts.

Name	Year of 65th Birthday	Estimated Annual Benefit
G. L. Rainwater	2011	$236,000

W. L. Baxter	2026	342,000

T. R. Voss	2012	161,000

S. R. Sullivan	2025	261,000

C. D. Naslund	2017	175,000

Equity Compensation Plan

The following table summarizes information, as of December 31, 2005, relating to the Company’s equity compensation plan pursuant to which grants of options and restricted stock have been granted from time to time.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	135,992	$33.76	900,089
Equity compensation plans not approved by security holders	-	-	-

Total	135,992	$33.76	900,089

(1)	Consists of the Ameren Corporation Long-Term Incentive Plan of 1998 which was approved by shareholders in April 1998, and expires on April 1, 2008. Subject to shareholder approval, as recommended under Item (2) of this proxy statement, the Company proposes to replace this plan on a prospective basis with the Ameren Corporation 2006 Omnibus Incentive Compensation Plan.

ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

Change of Control Severance Plan

In February 2006, Ameren’s Board of Directors approved an Amended and Restated Change of Control Severance Plan (the “Change of Control Plan”), the entire text of which was filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K dated February 16, 2006. Under the Change of Control Plan, designated officers of Ameren and its subsidiaries, including the Named Executive Officers, are entitled to receive severance benefits if their employment is terminated without Cause (as defined in the Change of Control Plan) or by the executive for Good Reason (as defined in the Change of Control Plan) within two years after a “change of control”. A change of control occurs, in general, if (i) any individual, entity or group acquires 20 percent or more of the outstanding Common Stock of Ameren or of the combined voting power of the outstanding voting securities of Ameren; (ii) individuals who, as of the effective date of the Change of Control Plan, constitute the Board of Directors of Ameren, or who have been approved by a majority of the Board who were in office prior to the change, cease for any reason to constitute a majority of the Board; (iii) Ameren enters into certain business combinations, unless certain requirements are met regarding continuing ownership of the outstanding Common Stock and voting securities of Ameren and the membership of its Board of Directors; or (iv) approval by Ameren shareholders of a complete liquidation or dissolution of the Company.

Severance benefits are based upon a severance period of two or three years, depending on the officer’s position. An officer entitled to severance will receive a cash lump sum equal to the following: (a) salary and unpaid vacation pay through the date of termination; (b) a pro rata bonus for the year of termination, and base salary and bonus for the severance period; (c) continued employee welfare benefits for the severance period; (d) a cash payment equal to the actuarial value of the additional benefits the officer would have received under Ameren’s qualified and supplemental retirement plans if employed for the severance period; (e) up to $30,000 for the cost of outplacement services; and (f) reimbursement for any excise tax imposed on such benefits as excess payments under the Internal Revenue Code.

In addition to the foregoing severance benefits, the Long-Term Incentive Plan of 1998, certain Ameren deferred compensation plans and awards granted pursuant to the 2006 Omnibus Incentive Compensation Plan include provisions providing certain protections to the Company’s officers upon the occurrence of a change of control, as defined in the related plan or in the award issued pursuant to such plan. The protections include immediate vesting of certain awards and benefits and elimination of restrictions of restricted stock awards.

The Board may amend or terminate the Change of Control Plan at any time, including designating any other event as a “change of control,” provided that the Change of Control Plan may not be amended or terminated (i) following a “change of control,” (ii) at the request of a third party who has taken steps reasonably calculated to effect a “change of control” or (iii) otherwise in connection with or in anticipation of a “change of control” in any manner that could adversely affect the rights of any officer covered by the Change of Control Plan.

Deferred Compensation Plans

Under the Ameren Deferred Compensation Plan and its Executive Incentive Compensation Program Elective Deferral Provisions, executive officers and certain key employees, including the Named Executive Officers, may annually choose to defer up to 30 percent of their salary and either 25, 50, 75 or 100 percent of their bonus. All of the Named Executive Officers have deferred amounts under one or both of the plans. The minimum amount of salary that can be deferred in any calendar year is $3,500 and the minimum amount of bonus that can be annually deferred is $2,000. Deferred amounts under both plans earn interest at 150 percent of the average Mergent’s Index rate until the participant retires or attains 65 years of age. After the participant retires, attains 65 years of age or dies, the deferred amounts under the plans earn the average Mergent’s Index rate. For 2005, the average Mergent’s Index rate was 5.63 percent, 150 percent of which was 8.46 percent. In 2005, the Named Executive Officers earned the following interest on their deferred amounts: G. L. Rainwater, $140,429; W. L. Baxter, $27,235; T. R. Voss, $57,104; S. R. Sullivan, $42,780; and C. D. Naslund, $36,918. A participant may choose to receive the deferred amounts at retirement in a lump sum payment or in installments over a set period, up to 15 years with respect to deferred salary and up to 10 years with respect to deferred bonus. In the event a participant terminates employment with Ameren prior to attaining retirement age and after the occurrence of a change in control (as defined in such plans), the balance in such participant’s deferral account, including interest payable at 150 percent of the average Mergent’s Index rate, is distributable in a lump sum to the participant within 30 days of the date the participant terminates employment.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this proxy statement, in whole or in part, the following Audit Committee Report shall not be deemed to be incorporated by reference into any such filings.

AUDIT COMMITTEE REPORT

The Audit Committee reviews Ameren Corporation’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements to be included in the 2005 Annual Report on SEC Form 10-K with Ameren’s management and the independent auditors. Management is responsible for the financial statements and the reporting process, as well as maintaining effective internal control over financial reporting and assessing such effectiveness. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on whether Ameren maintained effective internal control over financial reporting and management’s assessment of such effectiveness.

The Audit Committee has discussed with the independent auditors, the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”), including Statement of Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors, the auditors’ independence with respect to Ameren and its management, including the matters in the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, received from the independent auditors. To ensure the independence of the auditors, Ameren has instituted monitoring processes at both the internal management level and the Audit Committee level. At the management level, a vice president and the corporate controller are required to review and pre-approve all engagements of the independent auditors for any category of services, subject to the pre-approval of the Audit Committee described below. In addition, the corporate controller is required to provide to the Audit Committee at each of its meetings (except meetings held exclusively to review earnings press releases and quarterly reports on SEC Form 10-Q) a written description of all services to be performed by the independent auditors and the corresponding estimated fees. The monitoring process at the Audit Committee level includes a requirement that the Committee pre-approve the use of the independent auditors to perform any category of services. At each Audit Committee meeting (except meetings held exclusively to review earnings press releases and quarterly reports on SEC Form 10-Q), the Committee receives separate reports from the independent auditors and the corporate controller concerning audit fees and fees paid to the independent auditors for all other services rendered, with a description of the services performed. The Audit Committee has considered whether the independent auditors’ provision of the services covered under the captions “Independent Auditors – Audit-Related Fees”, “– Tax Fees” and “– All Other Fees” in this proxy statement is compatible with maintaining the auditors’ independence and has concluded that the auditors’ independence has not been impaired by their engagement to perform these services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ameren’s Annual Report on SEC Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Audit Committee:

Douglas R. Oberhelman, Chairman

Susan S. Elliott

Richard A. Liddy

Richard A. Lumpkin

INDEPENDENT AUDITORS

PwC served as the independent auditors for Ameren and its subsidiaries in 2005. PwC is an independent registered public accounting firm with the PCAOB. Representatives of the firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Fees For Fiscal Years 2005 and 2004

Audit Fees:

The aggregate fees for professional services rendered by PwC for (i) the audits of the consolidated annual financial statements of Ameren included in Ameren’s 2005 Summary Annual Report to Shareholders and in Ameren’s 2005 combined Form 10-K and the annual financial statements of its subsidiaries included in Ameren’s 2005 combined Form 10-K; (ii) the audit of Ameren’s internal control over financial reporting and management’s assessment of the effectiveness of such controls; (iii) the reviews of the quarterly financial statements included in the combined Forms 10-Q of Ameren and its subsidiaries for the 2005 fiscal year; and (iv) for services provided in connection with debt and equity offerings, were $1,880,195.

Fees billed by PwC for audit services rendered to Ameren and its subsidiaries during the 2004 fiscal year totaled $1,854,200.

Audit-Related Fees:

The aggregate fees for audit-related services rendered by PwC to Ameren and its subsidiaries during the 2005 fiscal year totaled $900,097. Such services consisted of: (i) risk and controls assessments – $283,730; (ii) due diligence services – $266,967; (iii) employee benefit plan audits – $185,500; (iv) certain accounting and reporting consultations – $93,050; (v) Illinois required audits – $42,500; (vi) IP acquisition assistance – $13,950; (vii) agreed-upon procedures related to debt agreement compliance – $9,900; and (viii) stock transfer/registrar review – $4,500.

Fees billed by PwC for audit-related services rendered to Ameren and its subsidiaries during the 2004 fiscal year totaled $510,350.

Tax Fees:

PwC rendered no tax services to Ameren and its subsidiaries during the 2005 and 2004 fiscal years.

All Other Fees:

The aggregate fees billed to Ameren by PwC during the 2005 fiscal year for all other services rendered to Ameren and its subsidiaries totaled $28,000. Such services consisted of: (i) a utilities training course provided to accounting and financial reporting personnel – $14,000; (ii) accounting and reporting reference software and a benchmarking tool – $8,000; and (iii) income tax return preparation for an expatriate employee of Ameren – $6,000.

Fees billed by PwC for all other services rendered to Ameren and its subsidiaries during the 2004 fiscal year totaled $94,685.

Policy Regarding the Approval of Independent Auditors Provision of Audit and Non-Audit Services

The Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors to Ameren and its subsidiaries. This policy and the procedure by which it is implemented is included in the “Audit Committee Report” above. The Audit Committee pre-approved under that policy 100 percent of the fees for services covered under the captions “Audit Fees,” “Audit-Related Fees” and “All Other Fees” for fiscal years 2004 and 2005.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended for inclusion in the proxy material for the Company’s 2007 annual meeting of shareholders must be received by the Secretary of the Company on or before November 15, 2006. We expect that the 2007 annual meeting of shareholders will be held on April 24, 2007.

In addition, under the Company’s By-Laws, shareholders who intend to submit a proposal in person at an annual meeting, or who intend to nominate a director at an annual meeting, must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of the Company at the principal executive offices of the Company not later than 60 or earlier than 90 days prior to the anniversary of the previous year’s annual meeting. The specific procedures to be used by shareholders to recommend nominees for director are set forth in the Company’s Policy Regarding Nominations of Directors, a copy of which is attached hereto as Appendix A. A copy of the Company’s By-Laws may be obtained by written request to the Secretary of the Company.

PROXY SOLICITATION

In addition to the use of the mails, proxies may be solicited by personal interview, or by telephone or other means, and banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of stock of the Company. Proxies may be solicited by directors, officers and key employees of the Company on a voluntary basis without compensation. The Company will bear the cost of soliciting proxies on its behalf.

SUMMARY ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Ameren’s 2005 Summary Annual Report to Shareholders and 2005 Form 10-K, including consolidated financial statements for the year ended December 31, 2005, accompanies this proxy statement. The Summary Annual Report and 2005 Form 10-K is also available on the Company’s website at http://www.ameren.com. If requested, the Company will provide you copies of any exhibits to the 2005 Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the 2005 Form 10-K by writing to the Office of the Secretary, Ameren Corporation, P.O. Box 66149, St. Louis, Missouri 63166-6149.

FOR INFORMATION ABOUT THE COMPANY, INCLUDING THE COMPANY’S ANNUAL, QUARTERLY AND CURRENT REPORTS ON SEC FORMS 10-K, 10-Q AND 8-K, RESPECTIVELY, PLEASE VISIT THE INVESTORS’ SECTION OF AMEREN’S HOME PAGE ON THE INTERNET – HTTP://WWW.AMEREN.COM. INFORMATION CONTAINED ON THE COMPANY’S WEBSITE IS NOT INCORPORATED INTO THIS PROXY STATEMENT OR OTHER SECURITIES FILINGS.

APPENDIX A

POLICY REGARDING NOMINATIONS OF DIRECTORS

The Nominating and Corporate Governance Committee (the “Committee”) has adopted the following policy (the “Director Nomination Policy”) to assist it in fulfilling its duties and responsibilities as provided in its charter (the “Charter”). This Director Nomination Policy may be amended and/or restated from time to time by the Committee in accordance with the Charter and as provided herein.

1.	RECOMMENDED CANDIDATES. The Committee shall consider any and all candidates recommended as nominees for directors to the Committee by any directors, officers, shareholders of the Company, third party search firms and other sources. Under the terms of the Company’s By-Laws, the Committee will consider director nominations from shareholders of record who provide timely written notice along with prescribed information to the Secretary of the Company. To be timely, the notice must be received by the Secretary at the principal executive offices of the Company not later than 60 or earlier than 90 days prior to the anniversary of the previous year’s annual meeting, except in the case of candidates recommended by shareholders of more than 5% of the Company’s Common Stock who may also submit nominations in accordance with the procedures in Section 2 under “5% SHAREHOLDER RECOMMENDATIONS” and except as otherwise provided in the Company’s By-Laws. The shareholder’s notice must set forth (1) all information relating to such director nominee that is required to be disclosed under the federal securities laws in solicitation of proxies for election of directors in an election contest, including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) the name and address of the shareholder and any beneficial owner giving the notice as they appear on the Company’s books together with the number of shares of the Company’s Common Stock which are owned beneficially and of record by the shareholder and any beneficial owner; and (3) a signed statement by the nominee agreeing that, if elected, such nominee will (a) represent all Company shareholders in accordance with applicable laws and the Company’s By-Laws and (b) comply with the Company’s Corporate Compliance Policy and this Director Nomination Policy.

2.

5% SHAREHOLDER RECOMMENDATIONS. For purposes of facilitating disclosure required in the Proxy Statement, the Committee and the Corporate Secretary shall identify any candidates recommended by shareholders owning more than 5% of the Company’s Common Stock, and identify the shareholder making such recommendation, as provided in and to the extent required by the federal securities laws. In addition to the procedures for shareholders to recommend nominees described in Section 1 above, shareholders or a group of shareholders who have owned more than 5% of the Company’s Common Stock for at least one year as of the date the recommendation was made, may recommend nominees for director to the Committee provided that (1) written notice from the shareholder(s) must be received by the Secretary of the Company at the principal executive offices of the Company not later than 120 days prior to the anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, except as otherwise provided in the Company’s By-Laws; (2) such notice must contain the name and address of the shareholder(s) and any beneficial owner(s) giving the notice as they appear on the Company’s books, together with evidence regarding the number of shares of the Company’s Common Stock together with the holding period and the written consent of the recommended candidate and the shareholder(s) to being identified in the Company’s proxy statement; (3) such notice must contain all information relating to such director nominee that is required to be disclosed under federal securities laws in solicitation of proxies for election of directors in an election contest; and (4) such notice must contain a signed statement by the nominee agreeing that, if elected, such nominee will (a) represent all Company shareholders in accordance with applicable laws and the Company’s By-Laws and (b) comply with the Company’s Corporate Compliance Policy and this Director Nomination Policy.

3.	DESIRED QUALIFICATIONS, QUALITIES AND SKILLS. The Committee shall endeavor to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who possess the qualifications, qualities and skills to effectively represent the best interests of all shareholders. Candidates will be selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives.

The Committee considers the following qualifications at a minimum to be required of any Board members in recommending to the Board of Directors potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	compliance with legal and regulatory requirements;

•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and

•	independence; a majority of the Board shall consist of independent directors, as defined in this Director Nomination Policy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

4.	INDEPENDENCE. The Committee believes and it is the policy of the Company that a majority of the members of the Board meet the definition of “independent director” set forth in this Director Nomination Policy. The Committee shall annually assess each nominee for director by reviewing any potential conflicts of interest and outside affiliations, based on the criteria for independence set out below.

An independent director is one who:

(1)	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

(2)	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

(3)	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

(4)	has not received and no member of his or her immediate family has received more than $100,000 per year in direct compensation from the Company in any capacity other than as a director or as a pension for prior service during the past three years;

(5)	(A) is not and no member of his or her immediate family is a current partner of a firm that is the Company’s internal or external auditor; (B) is not a current employee of the

Company’s internal or external auditor; (C) does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practice; and (D) within the last three years was not and no member of his or her immediate family was (and no longer is), a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

(6)	is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

(7)	is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or 2% of such other company’s consolidated revenues during any of the past three years;

(8)	is free of any relationships with the Company that may impair, or appear to impair, his or her ability to make independent judgments; and

(9)	is not and no member of his or her immediate family is employed by or serves as a director, officer or trustee of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or 2% of such charitable organization’s total annual receipts.

This policy may be modified temporarily if, due to unforeseen circumstances, strict adherence would be detrimental to the Board’s performance.

For purposes of determining a “material relationship,” the Committee shall utilize the following standards:

1.	Any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

2.	The aggregate amount of such payments must not exceed 2% of the Company’s consolidated gross revenues; provided, however, there may be excluded from this 2% standard payments arising from (a) competitive bids which determined the rates or charges for the services and (b) transactions involving services at rates or charges fixed by law or governmental authority.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5% equity interest.

5.

NOMINEE EVALUATION PROCESS. The Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company in accordance with the procedures described under “RECOMMENDED CANDIDATES” in Section 1 and under “5% SHAREHOLDER RECOMMENDATIONS” in Section 2. The Committee

may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees and, if fees are paid to such persons in any year, such fees shall be disclosed in the next annual Proxy Statement relating to such year. The Committee may use any process it deems appropriate for the purpose of evaluating candidates which is consistent with the policies set forth in the Charter, Corporate Governance Guidelines and this Director Nomination Policy, which process may include, without limitation, personal interviews, background checks, written submissions by the candidates and third party references. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors shall be evaluated using a substantially similar process and under no circumstances shall the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

6.	CATEGORIZE RECOMMENDATIONS. For purposes of facilitating disclosure required in the Proxy Statement, the Committee and the Corporate Secretary shall identify and organize the recommendations for nominees received by the Committee (other than nominees who are executive officers or who are directors standing for re-election) in accordance with one or more of the following categories of persons or entities that recommended that nominee:

(1)	a shareholder, a 5% shareholder, independent director, chief executive officer, or other executive officer of the Company;

(2)	a third-party search firm used by or on behalf of the Company; and

(3)	any other specified source.

7.	VOTING FOR DIRECTORS. Each director and each nominee for election as director shall agree, by serving as a director or by accepting nomination for election as a director, that if while serving as a director such director is a nominee for re-election as a director at an annual meeting of the shareholders and fails to obtain the necessary shareholder vote, as provided in the Company’s By-Laws, to be re-elected as a director at the annual meeting, he or she shall tender his or her resignation as a director for consideration by the Committee. The Committee shall evaluate the best interests of the Company and its shareholders and shall recommend to the Board the action to be taken with respect to such tendered resignation.

8.	MATERIAL CHANGES TO NOMINATION PROCEDURES. For proposes of facilitating disclosure required in Form 10-K and Form 10-Q, the Committee and the Corporate Secretary shall identify any material changes to the procedures for shareholder nominations of directors for the reporting period in which such material changes occur.

9.	POSTING OF POLICY. This Director Nomination Policy shall be posted to the Company’s website in accordance with the Company’s Corporate Governance Guidelines.

10.	AMENDMENTS TO THIS POLICY. Any amendments to this Director Nomination Policy must be approved by the Committee and ratified by the Board.

11.	APPLICABILITY TO REGISTERED COMPANIES. This Director Nomination Policy shall apply to all Company subsidiaries which are registered companies under the Securities Exchange Act of 1934 and that are required to file a proxy statement pursuant thereto, provided that the independence requirements contained herein shall not apply to such registered companies which constitute “controlled companies” within the meaning of NYSE listing requirements pursuant to an election by each controlled company, as permitted under NYSE listing requirements.

August 28, 2005

APPENDIX B

Ameren Corporation

2006 Omnibus Incentive Compensation Plan

Effective May 2, 2006

Ameren Corporation

2006 Omnibus Incentive Compensation Plan

Article 1. Establishment, Purpose, and Duration

1.1    Establishment. Ameren Corporation, a Missouri corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Ameren Corporation 2006 Omnibus Incentive Compensation Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof. The Company may make contingent Awards before the Effective Date, provided that the vesting, exercise, or payment of such Awards is expressly conditioned on shareholder approval and the Awards are forfeited if shareholders do not approve the Plan.

1.2    Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees and Directors of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors of the Company.

1.3    Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1    “Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2    “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3    “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4    “Award Agreement” means either (i) an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5    “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6    “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

2.7    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations or other published guidance thereunder and any successor or similar provision.

2.8 “Committee” means the Human Resources Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. The Committee shall consist of two or more persons, each of whom qualifies as a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and as an “outside director” within the meaning of Code Section 162(m). If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.9    “Company” means Ameren Corporation, a Missouri corporation, and any successor thereto as provided in Article 21 herein.

2.10    “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) before twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.11    “Director” means any individual who is a member of the Board of Directors of the Company and who is not an employee of the Company.

2.12    “Director Award” means any Award granted, whether singly, in combination, or in tandem, to a Participant who is a Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.13    “Effective Date” has the meaning set forth in Section 1.1.

2.14    “Employee” means any individual designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof.

2.15    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.16    “Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be the closing price of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. If Fair Market Value is a price other than the closing price of a Share on the most recent date on which Shares were publicly traded, the definition of FMV shall be specified in the Award Agreement.

2.17    “Full Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.18    “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.19    “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.20    “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.21    “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.22    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.23    “Option Term” means the period of time an Option is exercisable as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

2.24    “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.25    “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.26    “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees.

2.27    “Performance Measures” means measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.28    “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.29    “Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.30    “Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in dollars, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.31    “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the performance of services, the achievement of performance goals, or the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.32    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.33    “Plan” means the Ameren Corporation 2006 Omnibus Incentive Compensation Plan.

2.34    “Plan Year” means the calendar year.

2.35    “Prior Plan” means the Company’s Long-Term Incentive Plan of 1998.

2.36    “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.37    “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8.

2.38    “Share” means a share of common stock of the Company, $.01 par value per share.

2.39    “Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.

2.40    “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

Article 3. Administration

3.1    General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2    Authority of the Committee. The Committee shall have full discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

3.3    Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is, on the relevant date, a Covered Employee, or an officer, Director, or more than ten percent (10%) beneficial owner of the Company for purposes of Section 16 of the Exchange Act; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Shares Subject to this Plan and Maximum Awards

4.1    Number of Shares Available for Awards.

(a) Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be 4,000,000 Shares. All Shares not granted or subject to outstanding awards under the Company’s Prior Plan as of the Effective Date and any Shares subject to outstanding awards as of the Effective Date under the Prior Plan that on or after the Effective Date cease for any reason to be subject to such awards shall be encompassed within this Share Authorization. As a result, no awards may be made under the Prior Plan after the Effective Date.

(b) Flexible Share Authorization: To the extent that a Share is issued pursuant to the grant or exercise of a Full Value Award, it shall reduce the Share Authorization by one (1) Share; and, to the extent that a Share is issued pursuant to the grant or exercise of an Award other than a Full Value Award, it shall reduce the Share Authorization by .47 of a Share.

(c) The maximum number of Shares that may be issued pursuant to ISOs under this Plan shall be equal to the Share Authorization.

4.2    Share Usage. Shares covered by an Award shall be counted as used only to the extent they are actually issued; however, the full number of shares covered by Stock Appreciation Rights granted that are to be settled by the issuance of Shares shall be counted against the number of Shares available for award under the Plan, regardless of the number of Shares actually issued upon settlement of such Stock Appreciation Rights. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3    Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of Awards under this Plan:

(a) Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be two million (2,000,000).

(b) SARs: The maximum aggregate number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be two million (2,000,000).

(c) Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be three hundred thousand (300,000) Shares.

(d) Performance Units or Performance Shares: The maximum aggregate number of Performance Units or Performance Shares that a Participant may be awarded in any one Plan Year shall be three hundred thousand (300,000) Shares. As noted in Section 9.3, up to two and one-half Shares (or the cash value of two and one-half Shares) may be issued with respect to a Performance Unit or Performance Share, depending on the level of performance.

(e) Cash-Based Awards: The maximum aggregate amount awarded with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed five million ($5,000,000) dollars determined as of the date of vesting.

(f) Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 10.2 in any one Plan Year to any one Participant shall be three hundred thousand (300,000) Shares.

4.4    Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, or in the event of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect, or related to, such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The Committee shall not make any adjustment pursuant to this Section 4.4 that would prevent Performance-Based Compensation from satisfying the requirements of Code Section 162(m); that would cause an Award that is otherwise exempt from Code Section 409A to become subject to Section 409A, or that would cause an Award that is subject to Code Section 409A to fail to satisfy the requirements of Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44), subject to compliance with the rules under Code Sections 409A, 422, and 424, as and where applicable.

Article 5. Eligibility and Participation

5.1    Eligibility. Individuals eligible to participate in this Plan include all Employees and Directors.

5.2    Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law, and the amount of each Award.

Article 6. Stock Options

6.1    Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424).

6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.

6.4    Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine and set forth in the Award Agreement at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Committee has the authority to grant Nonqualified Stock Options that have a term greater than ten (10) years.

6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6    Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Shares shall become the property of the Participant on the exercise date, subject to any forfeiture conditions specified in the Option.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price at the time of the exercise. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b) and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant a statement of holdings as evidence of book entry uncertificated Shares, or at the sole discretion of the Committee upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8    Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

Article 7. Stock Appreciation Rights

7.1    Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.

7.2    SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3    Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and set forth in the Award Agreement at the time of grant. Except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.

7.4    Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5    Settlement of SARs. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company on the exercise date in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.6    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.7    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Article 8. Restricted Stock and Restricted Stock Units

8.1    Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

8.2    Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain any certificates or statements of holdings representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.4    Certificate Legend. In addition to any legends placed on certificates or statements of holdings pursuant to Section 8.3, each certificate or statement of holdings representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of Shares of stock represented by this certificate or statement of holdings, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Ameren Corporation 2006 Omnibus Incentive Compensation Plan, and in the associated Award Agreement. A copy of the Plan and such Award Agreement may be obtained from Ameren Corporation.

8.5    Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.7    Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Performance Units/Performance Shares

9.1    Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2    Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.3    Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout as provided in Section 9.4 on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Regardless of the level of performance achieved, in no event will the number of Shares issued (or the amount of cash paid) with respect to a Performance Unit/Performance Share exceed two and one-half Shares (or the value of two and one-half Shares).

9.4    Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 10. Cash-Based Awards and Other Stock-Based Awards

10.1    Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

10.2    Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3    Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4    Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.5    Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee. Such provisions may be included in the Award Agreement, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 11. Transferability of Awards

11.1    Transferability. Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

11.2    Committee Action. The Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act of 1933, as amended).

Article 12. Performance Measures

12.1    Performance Goals. If an Award (other than an Option or SAR) is intended to qualify as Performance-Based Compensation, the Award shall vest or be paid solely on account of the attainment of an objective performance goal based on one or more of the Performance Measures listed in Section 12.2. The Committee shall establish the performance goal in writing not later than ninety (90) days after the commencement of the Performance Period (or, if earlier, before twenty-five percent (25%) of the Performance Period has elapsed), and at a time when the outcome of the performance goal is still substantially uncertain. The performance goal shall state, in terms of an objective formula or standard, the method for determining the amount of compensation payable to the Participant if the performance goal is attained.

12.2    Performance Measures. The Performance Measures used to establish performance goals for Performance-Based Compensation shall be limited to (a) net earnings or net income (before or after taxes); (b) earnings per share; (c) net sales or revenue growth; (d) net operating profit; (e) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (f) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); (g) earnings before or after taxes, interest, depreciation, and/or amortization; (h) gross or operating margins; (i) gross revenue; (j) productivity ratios; (k) share price (including, but not limited to, growth measures); (l) expense targets; (m) margins; (n) operating efficiency; (o) capacity utilization; (p) increase in customer base; (q) environmental health and safety; (r) diversity; (s) quality; (t) customer satisfaction; (u) working capital targets; (v) economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital); (w) net debt; (x) corporate governance; (y) total shareholder return; (z) dividend; and (aa) bond rating.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (k) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

12.3    Evaluation of Performance. The evaluation of performance may include or exclude the effect of any of the following events that occurs during a Performance Period, and the Committee shall specify in writing when it establishes the performance goal whether the effect of one or more such events shall be so included or excluded: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, laws, regulatory actions or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders or Annual Report on Form 10-K, as the case may be, for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.4    Certification of Performance. No vesting or payment shall occur under an Award that is intended to qualify as Performance-Based Compensation until the Committee certifies in writing that the performance goal and any other material terms of the Award have been satisfied.

12.5    Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.6    Committee Discretion. In the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m), and may base the vesting or payment of such Awards on Performance Measures other than those set forth in Section 12.2.

Article 13. Director Awards

The Board shall determine all Awards to Directors. The terms and conditions of any grant to any such Director shall be set forth in an Award Agreement.

Article 14. Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Full Value Award, to be credited as of the dividend payment dates, during the period between the date the Full Value Award is granted and the date the Award vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.

Article 15. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative on behalf of the Participant’s estate.

Article 16. Rights of Participants

16.1    Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

16.2    Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3    Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 17. Change of Control

The treatment of Awards upon a change in control of the Company shall be set forth in the Award Agreement.

Article 18. Amendment, Modification, Suspension, and Termination

18.1    Amendment, Modification, Suspension, and Termination. Subject to Section 18.2, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.4, Options or SARs issued under this Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, and no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule, including, but not limited to, the Exchange Act, the Code, and if applicable, the NYSE Listed Company Manual.

18.2    Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 18.3), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

18.3    Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

Article 19. Withholding

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. Participants may elect to satisfy the withholding requirements, in whole or in part, by having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. The Participant shall remain responsible at all times for paying any federal, state, and local income or employment tax due with respect to any Award, and the Company shall not be liable for any interest or penalty that a Participant incurs by failing to make timely payments of tax.

Article 20. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 21. General Provisions

21.1    Forfeiture Events.

(a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause (as defined in the Award Agreement), termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

21.2    Legend. The certificates or statements of holdings for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.3    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.4    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.5    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.6    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.7    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.8    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

21.9    Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer or issuance of Shares, the transfer or issuance of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange upon which the Shares are listed.

21.10    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

21.11    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.12    Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards, except pursuant to a Covered Employee’s annual incentive award, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

21.13    Deferred Compensation. If any Award would be considered deferred compensation as defined under Code Section 409A and would fail to meet the requirements of Code Section 409A, then such Award shall be null and void.

21.14    Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

21.15    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

21.16    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Missouri, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Missouri, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

21.17    Indemnification. Subject to requirements and limitations of applicable law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company, a Subsidiary, or an Affiliate to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf, unless such loss, cost, liability, or expense is a result of his own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

21.18    No Guarantee of Favorable Tax Treatment. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

21.19    Effect of Disposition of Facility or Operating Unit. In the event that the Company or any of its Affiliates and/or Subsidiaries closes or disposes of the facility at which a Participant is located or the Company or any of its Affiliates and/or Subsidiaries diminish or eliminate ownership interests in any operating unit of the Company or any of its Affiliates and/or Subsidiaries so that such operating unit ceases to be majority owned by the Company or any of its Affiliates and/or Subsidiaries, then, with respect to Awards held by Participants who subsequent to such event will not be Employees, the Committee may, to the extent consistent with Code Section 409A (if applicable), (i) accelerate the exercisability of Awards to the extent not yet otherwise exercisable or remove any restrictions applicable to any Awards and (ii) extend the period during which Awards will be exercisable to a date subsequent to the date when such Awards would otherwise have expired by reason of the termination of such Participant’s employment with the Company or any of its Affiliates and/or Subsidiaries (but in no event to a date later than the expiration date of the Awards or the fifth anniversary of the transaction in which such facility closes or operating unit ceases). If the Committee takes no special action with respect to any disposition of a facility or an operating unit, then the terms and conditions of the Award Agreement and the other terms and conditions of this Plan shall control.

AMEREN CORPORATION
P.O. BOX 66149, ST. LOUIS, MISSOURI 63166-6149	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2006

The undersigned hereby appoints GARY L. RAINWATER, WARNER L. BAXTER and STEVEN R. SULLIVAN, and any of them, each with the power of substitution, as proxy for the undersigned, to vote all shares of capital stock of Ameren Corporation represented hereby at the Annual Meeting of Shareholders to be held at The Saint Louis Art Museum in Forest Park, One Fine Arts Drive, St. Louis, Missouri, on May 2, 2006 at 9:00 A.M., and at any adjournment thereof, upon all matters that may be submitted to a vote of shareholders including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this proxy form and in their discretion on any other matter that may be submitted to a vote of shareholders.

NOMINEES FOR DIRECTOR -	SUSAN S. ELLIOTT, GAYLE P.W. JACKSON, JAMES C. JOHNSON, RICHARD A. LIDDY, GORDON R. LOHMAN, RICHARD A. LUMPKIN, CHARLES W. MUELLER, DOUGLAS R. OBERHELMAN, GARY L. RAINWATER, HARVEY SALIGMAN and PATRICK T. STOKES

Please vote, date and sign on the reverse side hereof and return this proxy form promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so automatically by casting your ballot at the meeting.

SEE REVERSE SIDE

AMEREN CORPORATION ANNUAL MEETING OF SHAREHOLDERS Tuesday, May 2, 2006 9:00 a.m. CST The Saint Louis Art Museum in Forest Park One Fine Arts Drive St. Louis, MO 63110

☒	Please mark votes as in this example.	This proxy will be voted as specified below. If no direction is made, this proxy will be voted FOR all nominees listed on the reverse side and as recommended by the Board on the other items listed below.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4.

ITEM 1	FOR all nominees	WITHHOLD	ITEM 2	FOR	AGAINST	ABSTAIN	ITEM 3	FOR	AGAINST	ABSTAIN
ELECTION OF DIRECTORS	(except as listed below) ☒	AUTHORITY all nominees ☒	ADOPTION OF THE 2006 OMNIBUS INCENTIVE COMPENSATION PLAN	☒	☒	☒	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	☒	☒	☒

FOR ALL EXCEPT: ___________________________________			ITEM 4	FOR	AGAINST	ABSTAIN
			SHAREHOLDER PROPOSAL REQUESTING EVALUATION OF 20-YEAR EXTENSION OF CALLAWAY PLANT LICENSE	☒	☒	☒	I PLAN TO ATTEND THE ANNUAL MEETING			☒
SEE REVERSE SIDE

DATED ______________________, 2006

SIGNATURE(S) –	Shares registered in the name of a Custodian or Guardian must be signed by such. Executors, administrators, trustees, etc. should so indicate when signing.

Ù Detach here from proxy voting card Ù

PROXY VOTING INSTRUCTIONS

VOTE BY TELEPHONE Call toll-free using a touch-tone phone 1-877-326-3736	OR	VOTE BY INTERNET Log on at: http://www.ameren.com Click on the “Vote Your Proxy On-Line” link	OR	VOTE BY MAIL Return your proxy in the postage-paid envelope provided

Please have your proxy card available when you vote

by telephone or when you vote by Internet

*	Please follow the prompts that will be presented to you to cast your vote.

*	Cast your vote at anytime, 24 hours a day. However, your telephone or Internet vote must be received by 11:59 p.m. (Central Time) on April 30, 2006 to be counted in the final tabulation.

*	If you vote by telephone or by Internet, please do not send your proxy card by mail.

We encourage you to take advantage of voting by telephone or Internet.

These are convenient cost saving ways to vote your shares.

Ú Fold and detach here Ú

ANNUAL MEETING OF SHAREHOLDERS
ADMISSION TICKET

(SEE REVERSE SIDE)